Exhibit 4.12

THE SYMBOL “[Redacted]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

FERRING INTERNATIONAL CENTER SA

and

I-MAB

and

I-MAB BIOPHARMA HONG KONG LIMITED

_____________________________________________________________________

AMENDED AND RESTATED

LICENSE AND SUBLICENSE AGREEMENT

_____________________________________________________________________

Exhibit 4.12

INDEX

1. DEFINITIONS

2. GRANT OF RIGHTS

3. DEVELOPMENT

4. GOVERNANCE; JOINT STEERING COMMITTEE

5. EXCHANGE OF INFORMATION

6. COMMERCIALISATION

7. PAYMENTS AND FEES

8. INTELLECTUAL PROPERTY

9. TERM AND TERMINATION

10 CONSEQUENCE OF TERMINATION

11. ACCRUED RIGHTS; SURVIVING OBLIGATIONS

12. GENERAL PERFORMANCE STANDARDS

13. MANUFACTURE AND SUPPLY

14. WARRANTIES, REPRESENTATIONS, INDEMNIFICATION AND INSURANCE

15. ASSIGNMENT

16. INDEPENDENT CONTRACTORS

17. NOTICES

18. ENTIRE AGREEMENT; WAIVER

19. SEVERABILITY

20. FURTHER ASSURANCE AND REGISTRATION

21. GOVERNING LAW; RELIEF

22. FORCE MAJEURE

23. DISPUTE RESOLUTION

24. EXECUTION IN COUNTERPARTS

Exhibit 4.12

THIS AMENDED AND RESTATED LICENSE AND SUBLICENSE AGREEMENT (this “Agreement”), executed and effective as of May 9, 2022 (the “Restatement Date”), is by and among FERRING INTERNATIONAL CENTER SA, a company organised and existing under the laws of Switzerland and having its principal place of business at Chemin de la Vergognausaz 50 CH-1162 Saint-Prex Switzerland (“Ferring”), I-MAB, a company organised and existing under the laws of Cayman Islands and having its principal place of business at Floor 4, Willow House, Cricket Square, P O Box 2804, Grand Cayman KY1-1112, Cayman Islands. (“I-MAB Cayman”), and I-MAB BIOPHARMA HONG KONG LIMITED, a company organised and existing under the laws of Hong Kong and having its principal place of business at Unit 417, 4th Floor, Lippo Centre, Tower Two, No. 89 Queensway, Admiralty, Hong Kong (“I-MAB”); I-Mab Bio-tech (Tianjin) Co., Ltd., a company organized and existing under the laws of China and having its principal place of business at Rm. 13-519, Saifei Century Medical Park, Tianjin Medical Device Industry Park, Beicheng Economic and Development District, Beicheng Zone, Tianjin City, 300040, China (“I-MAB Tianjin”). Each party individually may be referred to herein as a “Party” and collectively all parties may be referred to herein as the “Parties.”

PREAMBLE

WHEREAS, Ferring and I-MAB Cayman entered into that certain License and Sublicense Agreement as of November 4, 2016 (the “Initial Effective Date”) (the “Prior 2016 License Agreement”), under which Ferring granted to I-MAB Cayman a license and a sublicense to its interests in the Ferring Intellectual Property and Sublicensed Intellectual Property (each as defined therein), respectively, and a license to its Know-How, to research, commercially develop, make, have made, import, use, sell, dispose of, offer to sell or dispose of the Licensed Product in the Territory in accordance with the terms and conditions set forth therein;

WHEREAS, Ferring, I-MAB Cayman and I-Mab Tianjin, an Affiliate of I-MAB Cayman, entered into the Amendment to Ferring/I-MAB License Agreement as of August 6, 2019 (the “2019 Amendment”), under which I-MAB Cayman and I-Mab Tianjin acquired from Ferring, and Ferring provided to I-MAB and I-Mab Tianjin, certain materials and services related to the Licensed Product. Concurrently with the execution of this

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Agreement as of the Restatement Date, Ferring, I-MAB Cayman, and I-Mab Tianjin hereby terminate the 2019 Amendment;

WHEREAS, concurrently with the execution of this Agreement as of the Restatement Date, Ferring and I-MAB are entering into the Cell Line and Manufacturing Collaboration Agreement (the “Cell Line Agreement”);

WHEREAS, I-MAB Cayman wishes to assign all of its rights and obligations under the Prior 2016 License Agreement to I-MAB; the Parties wish to amend and restate the Prior 2016 License Agreement as set forth herein;

NOW THEREFORE, in consideration of the covenants and obligations expressed below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree that the Prior 2016 License Agreement is hereby amended and restated in its entirety by this Agreement, and the Parties further agree as follows:

1. DEFINITIONS

For the purpose of this Agreement, the following words and phrases shall have the following meanings:

1.1 “I-MAB Improvements” means any and all changes, developments, enhancements, modifications, additions, or improvements to the Sublicensed Intellectual Property and/or Licensed Ferring Intellectual Property and Know-How made by or on behalf of I-MAB or its Affiliates or Sub-licensees or Sub-Sublicensees.

1.2 “I-MAB IP” means Know-How and Intellectual Property that is conceived, discovered, developed or otherwise made by or on behalf of I-MAB or its Affiliates or its Sub-licensees or Sub-Sublicensees under, or in connection with, this Agreement or otherwise related to the Licensed Compound or Licensed Product. I-MAB IP shall include I-MAB Improvements.

1.3 “Adverse Event” means any untoward medical occurrence in a patient or an investigation subject who has been administered the Licensed Product or comparator and which does not necessarily have to have a causal relationship with the exposure or use of the Licensed Product. For purposes of this Agreement,

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Adverse Event includes all noxious and unintended response or symptom to the Licensed Product related to any dose of the Licensed Product, and any adverse reaction, the nature or severity of which is inconsistent with the applicable Licensed Product information.

1.4 “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means: (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (b) the ownership, directly or indirectly, of more than 50% of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

1.5 “Applicable Law” means any and all applicable laws, statutes, orders, rules, regulations, directives and guidelines that have legal effect, whether local, national, international or otherwise, existing from time to time, including any rules, regulations, guidelines or other requirements of the Regulatory Authorities.

1.6 “Business Day” means a day, other than a Saturday, Sunday, or public holiday on which banking institutions are not authorized or required to close in China.

1.7 “Calendar Quarter” means each successive period of three calendar months commencing on January 1, April 1, July 1 and October 1.

1.8 “Calendar Year” means each successive period of 12 calendar months commencing on January 1 and ending on December 31.

1.9 “CFDA” means the China Food and Drug Administration and its successor agencies, including the National Medical Products Administration of the People's Republic of China.

1.10 “China” or “PRC” means the People’s Republic of China, which, for purposes of this Agreement, excludes the Hong Kong Special Administrative Region (“Hong Kong”), the Macau Special Administrative Region, and Taiwan.

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1.11 “Clinical Data” means all data, reports and results with respect to the Licensed Compound and the Licensed Product made, collected or otherwise generated under, or in connection with, the Clinical Studies.

1.12 “Clinical Studies” or “Clinical Study” means human clinical trials for the Licensed Product and any other tests and studies for the Licensed Product in human subjects.

1.13 “Commercialization” means, with respect to the Licensed Product, any and all activities (whether before or after Regulatory Approval) directed to the marketing, promotion, distribution and sale of the Licensed Product in the Field in the Territory after Regulatory Approval for commercial sale has been obtained, including pre‑launch and post-launch marketing, promoting, distributing, offering to commercially sell and commercially selling the Licensed Product, importing, exporting or transporting the Licensed Product for commercial sale, conducting Clinical Studies that are not required to obtain or maintain Regulatory Approval for the Licensed Product for an indication, which may include epidemiological studies, modelling and pharmacoeconomic studies, post-marketing surveillance studies, investigator sponsored studies and health economics studies and regulatory affairs (including interacting with Regulatory Authorities) with respect to the foregoing. When used as a verb, “Commercializing” means to engage in Commercialization and “Commercialize” and “Commercialized” shall have corresponding meanings.

1.14 “Development” means, with respect to the Licensed Product and Licensed Compound, all activities related to research, preclinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, Manufacture Process Development, Clinical Studies, clinical safety reports including Manufacturing in support thereof (but excluding any commercial Manufacturing), statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval for such Licensed Product. When used as a verb, “Develop” means to engage in Development.

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1.15 “Development Plan” means the plan for the Development of the Licensed Product as described in Section 3.2, as updated from time to time pursuant to Section 3.2.

1.16 “Dollars” or “$” means the United States Dollars.

1.17 “Drug Approval Application” means: (i) the clinical trial application for new drugs (新药临床试验申请); (ii) the application for new drug certificate (新药证书申请); and (iii) the drug approval number application (药品批准文号申请), collectively, each as set forth in the PRC Pharmaceutical Administration Law, as may be amended from time to time (including all additions, supplements, extensions and modifications thereto), or any corresponding foreign application in the Territory.

1.18 [Reserved]

1.19 “Exploit” means, with respect to the Licensed Compound and/or the Licensed Product, to make, have made, import, use, sell or offer for sale, including to research, Develop, Commercialize, register, Manufacture, have Manufactured, hold or keep (whether for disposal or otherwise), have used, export within the Territory, transport, distribute, promote, market or have sold or otherwise dispose of the Licensed Product and “Exploitation” means the act of Exploiting the Licensed Product.

1.20 “Ferring Improvements” means any and all changes, developments, enhancements, modifications, additions, or improvements to the Sublicensed Intellectual Property and/or the Licensed Ferring Intellectual Property and Licensed Know-How made by or on behalf of Ferring or its Affiliates. As used herein, “Improvements” means any and all changes, developments, enhancements, modifications, additions, or improvements to the Sublicensed Intellectual Property and/or the Licensed Ferring Intellectual Property and Licensed Know-How made by or on behalf of any Party.

1.21 “Ferring Intellectual Property” means the patent applications (until such time as such applications or any of them are denied, abandoned or issued into patents) listed in Schedule B1 hereof and future patents and patent applications covering the Licensed Compound or Licensed Product, along with any future patents and patent applications including continuations, divisionals and reissues as part of

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patents and extensions thereof including supplementary protection certificates and their equivalent. Ferring Intellectual Property includes Ferring Improvements. Schedule B1 shall be updated from time-to-time to reflect any new Ferring Intellectual Property, including Ferring Improvements.

1.22 “Field” means any indication for medicinal use in humans, including rheumatoid arthritis.

1.23 “First Commercial Sale” means, with respect to the Licensed Product, the first sale by I-MAB, its Affiliates, Sublicensees or Sub-sublicensees, as applicable, to a Third Party of the Licensed Product in a country in the Territory after all required marketing and pricing or reimbursement approvals have been granted by the applicable Regulatory Authority for such country.

1.24 “Force Majeure” means any significant unexpected event that is beyond the reasonable control of a Party for which such Party cannot reasonably have been expected to have taken account as of the Initial Effective Date, which significantly delays the Development Program set out in Appendix B and including, but without prejudice to the foregoing generality, events resulting from an act of God, lightning, fire, flood, earthquake, accumulation of snow or ice, lack of water arising from weather or environmental problems, strike, lock-out or other industrial disturbance, act of the public enemy, war declared or undeclared; threat of war; terrorist act; blockade, revolution, riot, insurrection, civil commotion, public demonstration, sabotage, act of vandalism, prevention from or hindrance in obtaining any raw materials, energy or other supplies, explosion, fault or failure of plant or machinery (which could not have been prevented by good industry practice); government restraint, act of legislature or a directive or requirement of the competent authority affecting a Party or its subcontractor providing that such Party or its subcontractor’s lack of funds shall not be interpreted as a cause beyond such Party’s reasonable control.

1.25 “IND” means an Investigational New Drug Application submitted under the United States Federal Food, Drug, and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder (the “FD&C Act”), or an analogous application or submission with any analogous agency or Regulatory Authority

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outside of the United States for the purposes of obtaining permission to conduct clinical trials.

1.26 “Information” means any and all

(a) information relating to the business affairs, finances or commercial interests of a Party which is disclosed pursuant to this Agreement in whatever form;

(b) Know-How;

(c) samples of Materials provided for testing;

(d) results of any tests performed with samples of Materials;

(e) such other written information whether provided in printed, hand-written, electronic or any other form, either Party deems confidential that is provided to the other Party in writing pursuant to this Agreement.

1.27 “Intellectual Property” means, collectively, all intellectual property rights (whether or not patented or patentable) related to the purpose of this Agreement including, but not limited to, algorithms, approvals, certifications, chemical compounds, conceptual expressions, copyrights, trademarks, data, designs, formulae, inventions, patents, patent rights, and prototypes.

1.28 “Know-How” means technical and other information of either Party that is not in the public domain, including information comprising or relating to concepts, discoveries, data, designs, formulae, ideas, information relating to Materials, inventions, methods, models, assays, research and/or development plans, procedures, designs for experiments and tests and results of experimentation and tests (including results of research or development), processes (including manufacturing processes, specifications and techniques), laboratory records, chemical, pharmacological, toxicological, clinical, analytical and quality control data, trial data, case report forms, data analyses, reports or summaries.

1.29 “Korea” means the Republic of Korea.

1.30 “Licensed Compound” means FE301, i.e., SGP130Fc fusion protein, an interleukin-6 inhibitor.

1.31 “Licensed Know-How” means the Know-How contained or disclosed in the documents set forth on Schedule A, but excluding any Know-How to the extent

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claimed or covered by published patents or patent applications of the Ferring Intellectual Property and Sublicensed Intellectual Property.

1.32 “Licensed Product” means all pharmaceutical formulations in finished packaged form containing the Licensed Compound covered by any patent or patent application as set out in Schedule B hereto and/or uses any other Ferring Intellectual Property or Sublicensed Intellectual Property or Licensed Know-How, for use in the Field.

1.33 “Manufacture” and “Manufacturing” mean, with respect to the Licensed Compound and Licensed Product, all activities related to the production, manufacture, processing, filling, finishing, assembly, packaging, labeling, shipping, holding, Manufacture Process Development, stability testing, quality assurance or quality control of the Licensed Product or any intermediate thereof.

1.34 “Manufacturing Process” means the process used to manufacture the Licensed Compound and the Licensed Product, including but not limited to the cell line that stably expresses the Licensed Compound, the process to grow the cell line in large scale incubators, the large-scale process to purify the Licensed Compound, and other activities provided in 1.32.

1.35 “Manufacture Process Development” means the process development, process qualification and validation and scale-up of the process to manufacture the Licensed Compound and Licensed Product and analytic development and product characterization with respect thereto.

1.36 “NDA” means a New Drug Application (which, for purposes of this Agreement, includes a Biologics License Application) submitted to the United States Food and Drug Administration or any successor agency thereto (“FDA”) in accordance with the FD&C Act with respect to a pharmaceutical product (including all additions, supplements, extensions and modifications thereto), or any other analogous application or submission with any Regulatory Authority in the Territory, including, with respect to China, a Marketing Authorization Application filed with the CFDA.

1.37 “Net Sales” means, for any period, the gross amount invoiced by I-MAB, its Sublicensees or any of its or their respective Affiliates for the sale of the Licensed Product (the “Invoiced Sales”), less deductions for: (a) normal and customary

Exhibit 4.12

trade, quantity and cash discounts and sales returns and allowances, including those granted on account of price adjustments, billing errors, rejected goods, damaged goods and returns, and chargebacks; (b) freight, postage, shipping and insurance expenses to the extent that such items are included in the gross amount invoiced; (c) sales taxes and other governmental charges (including value added tax) to the extent billed separately on the invoice and actually paid in connection with the sale but only to the extent actually included in gross sales; and (d) rebates and similar payments made with respect to sales paid for by any Regulatory Authority. Any of the deductions listed above that involves a payment by I-MAB, its Sublicensees or any of its or their respective Affiliates shall be taken as a deduction in the Calendar Quarter in which the payment is accrued by such entity. The methodology for calculating (a) – (d), on a country-by-country basis, shall conform to International Financial Reporting Standards consistently applied by I-MAB. For purposes of determining the Net Sales, the Licensed Product shall be deemed to be sold when invoiced and a “sale” shall not include transfers or dispositions of the Licensed Product for pre-clinical or clinical purposes or as samples, in each case, whether supplied without charge or not.

In the case of pharmacy incentive programs, hospital performance incentive programs, chargebacks, disease management programs, similar programs or discounts on portfolio product offerings for the Licensed Product, all rebates, discounts and other forms of reimbursements shall be allocated on the basis on which such rebates, discounts and other forms of reimbursements were actually granted or, if such basis cannot be determined, in accordance with I-MAB’s, its Sublicensees’ or its or their respective Affiliates’ existing allocation method.

I-MAB’s or any of its Sublicensees’ or its or their respective Affiliates’ transfer of the Licensed Product to an Affiliate or Sublicensee shall not result in any Net Sales. In addition, Net Sales shall not include the sales of any Licensed Product to be used in clinical trials, for research or other non-commercial purposes, or supplied as commercial samples or as charitable or humanitarian donations (whether supplied without charge, at a substantial discount or otherwise).

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1.38 [Reserved]

1.39 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.40 “Phase IB” means an initial Clinical Study that assesses safety and tolerability, as well as the pharmacokinetic and pharmacodynamic responses of the Licensed Product at multiple doses in the Asian rheumatoid arthritis patient population, as further described in the Development Plan.

1.41 “Phase II Clinical Trial” means that certain Clinical Study, the principal purpose of which is to determine the dose, safety and efficacy of the Licensed Product in the target patient population or a similar clinical study prescribed by the Regulatory Authorities, from time to time, pursuant to Applicable Law or otherwise.

1.42 “Phase IIA” means that part of the Phase II Clinical Trial designed to assess dosing requirements and efficacy of the Licensed Product. For the purposes of this Agreement, “completion of Phase IIA” means that stage of the Phase II Clinical Trial when the efficacy of the Licensed Product as specified in the Development Plan has been observed and properly recorded.

1.43 “Reasonable Commercial Efforts” means with respect to the Development and Commercialization of the Licensed Product, the level of efforts and resources that are consistent to those efforts and resources commonly used by a similarly situated company in the pharmaceutical industry for comparable products with similar commercial and scientific potential at a similar stage in their lifecycle, taking into consideration their safety, efficacy, their cost to develop, the competitiveness of alternative products in or reasonably anticipated to enter the marketplace, their proprietary position, the likelihood of regulatory approval with appropriate and adequate labelling, their pricing, reimbursement, cost or productions, sales and marketing, any other reasonable commercial considerations and on a market by market basis.

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1.44 “Recognised Agent” means a Third Party through which I-MAB regularly distributes and sells its products in the Territory where I-MAB has no Affiliate and where sales of I-MAB products are a very minor proportion of total worldwide I-MAB sales.

1.45 “Regulatory Approval” means, with respect to the Licensed Product in a country in the Territory, any and all approvals, licenses, registrations or authorizations of any Regulatory Authority necessary to commercially market, promote, distribute or sell the Licensed Product in such country, including, where applicable: (a) pricing or reimbursement approval in such country; (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto); and (c) labeling approval.

1.46 “Regulatory Authority(ies)” means any national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the testing, manufacture, use, storage, import, promotion, marketing and sale of a therapeutic product in the Territory necessary for the commercialization of the Licensed Product.

1.47 “Regulatory Documentation” means all: (a) applications (including all INDs and Drug Approval Applications), registrations, licenses, authorizations and approvals (including all Regulatory Approvals); (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, Adverse Event files and complaint files; and (c) Clinical Data and any other data contained in any of the foregoing, in each of ((a), (b) and (c)), relating to the Licensed Product.

1.48 “RMB” means Renminbi, the official currency of the PRC.

1.49 “Royalty Term” means the period beginning on the date of First Commercial Sale in any country of the Territory and expiring on a country by country basis: (i) fifteen (15) years from the date of launch; or (ii) on expiration of the last to expire patent rights of the Ferring Intellectual Property or Sublicensed Intellectual Property in the Territory that includes a Valid Claim covering the development,

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making, using or selling of the Licensed Compound or Licensed Product, whichever is later.

1.50 “Sublicensed Intellectual Property” means the patents and patent applications (until such time as such applications or any of them are denied, abandoned or issued into patents) listed in Schedule B2 hereof and any future patents and patent applications including continuations, divisionals and reissues as part of patents and extensions thereof including supplementary protection certificates and their equivalent and Know-How under which Ferring is licensed with the right to sublicense.

1.51 “Sublicensee” means an Affiliate of I-MAB or a Third Party that is granted a sublicense to Ferring Intellectual Property and Licensed Know-How by I-MAB in accordance with Section 2.3.

1.52 “Sub-sublicensee” means an Affiliate of I-MAB or a Third Party that is granted a sub-sublicense to Sublicensed Intellectual Property by I-MAB in accordance with Section 2.3

1.53 “Territory” means China (including Hongkong, Macau), Taiwan and Korea.

1.54 “Third Party” means any Person other than a Party to this Agreement and such Party’s Affiliate.

1.55 “Trademark” means any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, service mark, trade name, brand name, logo or business symbol, whether or not registered, together with any goodwill associated therewith.

1.56 “Valid Claim” means with respect to a particular country in the Territory: (a) any claim of an issued and unexpired patent in such country that: (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal; and (ii) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise in such country; or (b) any claim of a pending patent application that has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application.

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2. GRANT OF RIGHTS

2.1 Territory. Ferring hereby grants to I-MAB: i) an exclusive (including with regard to Ferring and its Affiliates, but excluding any non-exclusive license granted to Conaris by operation of the Development and License Agreement dated November 11, 2008)) license, with the right to grant sublicenses to Sublicensees in accordance with Section 2.3 in whole or in part, under Ferring Intellectual Property and Licensed Know-How; and ii) an exclusive (including with regard to Ferring and its Affiliates) sublicense, with the right to grant sub-sublicenses to Sub-sublicensees in accordance with Section 2.3 in whole or in part, under Sublicensed Intellectual Property, to research, develop, make, have made, import, use, sell and offer to sell the Licensed Compound and the Licensed Product in the Field in the Territory.

2.2 [Reserved]

2.3 Sublicenses and Sub-sublicenses. I-MAB shall have the right to grant sublicenses and/or sub-sublicenses (as applicable) to an Affiliate or a Third Party to research, develop, make, have made, import, use, sell and offer to sell the Licensed Product in the Field in the Territory. Any sublicenses and/or sub-sublicenses granted by I-MAB shall be subject to the terms and conditions of this Agreement. I-MAB shall inform Ferring in writing of: i) the name and location of the Sublicensee and/or Sub-sublicensee; ii) the commercial terms in so far as required to provide Ferring with the requisite information for the purposes of section 7.5 below; and iii) the territory and indications included in the sublicense and/or sub-sublicense within thirty (30) days of the grant of the sublicense and/or sub-sublicense. Ferring shall be entitled to request a copy of the agreements entered into with the respective sublicensees and/or sub-sublicensees.

2.4 Disclosure and Transfer. Ferring shall share with I-MAB or any of its designees, as reasonably requested by I-MAB, the Regulatory Documentation in Ferring’s control with respect to the Licensed Compound and the Licensed Product within sixty (60) days after the Initial Effective Date.

2.5 Licensed Know-How Disclosure and Materials Transfer

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2.5.1 In General. Ferring shall deliver to I-MAB or any of its designees, as reasonably requested by I-MAB: (a) within thirty (30) days after the Initial Effective Date the Licensed Know-How set forth in Schedule A; and (b) within thirty (30) days of a request made by I-MAB to Ferring, the agreed portion of the amount of Licensed Compound and the Licensed Product in Ferring’s inventory as described in Schedule C, and all Manufacturing and batch records associated with the Materials in Ferring’s Control. I-MAB or its designee may inspect the received Materials, and shall notify Ferring in writing within a reasonable period of time after the receipt thereof in the event it rejects the Materials. Upon and only upon acceptance of the Materials and subject to Section 13.1.2, I-MAB shall pay Ferring the book value plus the Shipping Cost for the amount of Licensed Compound and / or the Licensed Product received. Notwithstanding anything in this Agreement to the contrary, I-MAB will have the right, effective upon the Initial Effective Date, to include Licensed Know-How in I-MAB’s Regulatory Documentation for filing or submission to, or correspondence or discussions with, Regulatory Authorities, and the right to grant a sublicense under the foregoing right to a Sublicensee to include Licensed Know-How in the Sublicensee’s Regulatory Documentation for filing or submission to, or correspondence or discussions with, Regulatory Authorities.

2.5.2 Assistance. During the Term, Ferring shall give I-MAB and all Sublicensees and Sub-sublicensees reasonable access to Ferring personnel familiar with the Licensed Compound and the Licensed Product, including without limitation personnel having knowledge, custody or expertise in connection with the Licensed Know-How, Clinical Data, Clinical Studies, formulation development, Regulatory Documentation and Manufacture Process Development thereof. The assistance referred to above will be provided to I-MAB and I-MAB’s designated experts by Ferring from its St. Prex headquarters and/or other Ferring locations as determined by Ferring. Subject to advance agreement as to estimated amount, expenses incurred by Ferring in the provision of assistance at sites other than those mentioned above will be reimbursed by I-MAB or the I-MAB Sub-licensee, subject to provision of documented evidence.

2.5.3 Delivery of Manufacturing Process. Within thirty (30) days of receipt of a written notice from I-MAB of its readiness to initiate IND-enabling Clinical

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Studies, Ferring shall transfer to I-MAB or any of its designees at I-MAB’s cost, as directed by I-MAB, Ferring’s technology under Ferring’s Control for the commercial-scale Manufacturing process, to the extent the same has not been delivered to I-MAB in its entirety by the time such written notice is received by Ferring. If materials, know-how and Intellectual Property concerning the Manufacturing Process are owned by and/or under the control of the Third Party, I-MAB shall be responsible itself for obtaining license rights to such materials, know-how and Intellectual Property from the respective Third Party, and Ferring will use reasonable commercial efforts to assist I-MAB and the Third Party in such negotiations in order for I-MAB or its designate to receive such materials, know-how and Intellectual Property within China. I-MAB shall not sublicense such material, know-how and Intellectual Property without the Third Party’s written approval.

2.5.4 License to Clinical Data. I-MAB hereby grants to Ferring a non-exclusive and royalty-free right and license to use all pre-clinical data and Clinical Data generated by I-MAB pursuant to this Agreement through the Development of the License Compound and Licensed Product for any purpose outside the Territory.

3. DEVELOPMENT

3.1 In General. I-MAB shall use Reasonable Commercial Efforts to Develop the Licensed Product in the Field in the Territory at its own cost and expense in accordance with the Development Plan.

3.2 Development Plan. The initial Development Plan, which covers the period from the Initial Effective Date through completion of Phase IB, shall be jointly developed and agreed upon by the Parties within 45 days after the Initial Effective Date, which shall then be incorporated into and become a part of this Agreement. Starting from the first quarter of 2017 and for each Calendar Year or partial Calendar Year (as applicable) thereafter during the Term, I-MAB shall prepare an update to the Development Plan and submit such updated Development Plan to Ferring for its review. Each update to the Development Plan shall set forth for the applicable Calendar Year or partial Calendar Year the Development objectives,

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the planned Clinical Studies and other Development activities and the contemplated timelines for the foregoing. I-MAB shall manage the preparation of each such update so that it is submitted to Ferring for its review at least ninety (90) days prior to the end of the then-current Calendar Year. In addition, I-MAB may propose updates to the Development Plan to Ferring from time to time as appropriate in light of changed circumstances. If Ferring does not approve any element of an update to the Development Plan proposed by I-MAB, then the Parties shall discuss in good faith Ferring’s concerns with respect thereto. If, after good faith discussions the parties are not able to agree upon the supplemental development plan, I_MAB’s position shall prevail.

3.3 Diligence. I-MAB shall use Reasonable Commercial Efforts to Develop, obtain and maintain Regulatory Approvals for, the Licensed Product for use in the Field in the Territory in furtherance of the Development of the Licensed Product for the Field in the Territory. Ferring shall use Reasonable Commercial Efforts to perform activities assigned to it in the Development Plan and the supplemental development plan(s) (as applicable) in furtherance of the Development Plan of the Licensed Product in the Field in the Territory.

3.4 Regulatory Matters. I-MAB shall have the right and responsibility for preparing, obtaining and maintaining Drug Approval Applications and any other Regulatory Approvals, and for conducting communications with the Regulatory Authorities, for the Licensed Product in the Territory. All Regulatory Approvals relating to the Licensed Product with respect to the Territory shall be owned by, and shall be the sole property and held in the name of, I-MAB or its designated Affiliate. Ferring hereby shares with I-MAB all Regulatory Documentation in its control for the Licensed Compound and/or Licensed Product (including any existing Regulatory Approvals) owned by Ferring and held in Ferring’s name in the Territory as of the Initial Effective Date.

3.5 Subcontracting. I-MAB may freely subcontract the exercise of its rights and the performance of its obligations under this Article 3; provided that
I-MAB informs Ferring in writing the name of the third party contractor and provided that I-MAB remains responsible to Ferring and its Affiliates, officers, servants or agents, for all activities sub-contracted and shall be responsible to, liable to and indemnify Ferring in the same terms as according to this Agreement

Exhibit 4.12

for any loss or damage attributable to any negligent act or omission or misconduct on the part such subcontractor, its Affiliates, its officers, servants or agents.

3.6 In the event that I-MAB elects for any reason not to continue with the pre-clinical or clinical development of any Licensed Product in any and all indications or in any other way resolves not to make any further attempts aimed at commercializing any Licensed Product in a particular country of the Territory, such election to be notified to Ferring as soon as practicably possible (but in any case in accordance with the applicable Pharmacovigilance Agreement (as defined below)), the licenses and sublicenses in such country granted under this Agreement will be terminated and Ferring will receive from I-MAB an irrevocable, royalty free, unlimited and exclusive license to use in such country all I-MAB IP, Intellectual Property and Know-How related thereto including but not limited to I-MAB Improvements and any I-MAB Know-How related to the Licensed Compound and Licensed Product generated subsequent to the Initial Effective Date. In addition, in such event, I-MAB shall provide to Ferring all I-MAB IP, Intellectual Property, Information and Know-How related thereto including but not limited to I-MAB Improvements and any Know-How related to the Licensed Product generated subsequent to the Initial Effective Date.

4. GOVERNANCE; JOINT STEERING COMMITTEE

4.1 Formation and Role. Within thirty (30) days after the Initial Effective Date, the Parties shall establish a Joint Steering Committee (the “Joint Steering Committee” or “JSC”) to oversee the Development and Commercialization of the Licensed Product under this Agreement. The JSC shall not have any power to bind either Party or to make any tactical or day-to-day operational decisions with respect to either Party’s activities under this Agreement.

Exhibit 4.12

4.2 Members. Each Party shall initially appoint two (2) representatives to the JSC, each of whom shall be a senior officer of the applicable Party. The JSC may change its size from time to time by mutual written agreement of its members; however, at all times the JSC shall be comprised of equal members from each Party. Each Party may replace its representatives at any time upon written notice to the other Party specifying the prior representative(s) and their replacement(s). Either Party may designate substitutes for its representatives if one (1) or more of such Party’s designated representatives are unable to be present at a meeting. The JSC shall have two (2) co-chairpersons, and Ferring and I-MAB shall each have the right to appoint one co-chairperson on an annual basis. The role of the co-chairpersons shall be to convene and preside at the meetings of the JSC and to ensure the preparation of JSC meeting minutes, but the co-chairpersons shall have no additional powers or rights beyond those held by other JSC representatives.

4.3 Meetings. The JSC shall meet at least one (1) time per Calendar Quarter during the Term unless the Parties mutually agree in writing to a different frequency for such meetings. Either Party may also call a special meeting of the JSC (by videoconference or teleconference) by at least ten (10) Business Days prior written notice to the other Party in the event such Party reasonably believes that a significant matter must be addressed prior to the next regularly scheduled meeting, and such Party shall provide the JSC no later than ten (10) Business Days prior to the special meeting with materials reasonably adequate to facilitate discussion of the issue. No later than ten (10) Business Days prior to any meeting of the JSC, the co-chairpersons of the JSC shall jointly prepare and circulate an agenda for such meeting; provided, however, that either Party may propose additional topics to be included on such agenda, either prior to or in the course of such meeting, and such additional topic may be covered with the consent of the other Party. The JSC may meet in person, by videoconference or by teleconference, provided, however, at least one (1) meeting per Calendar Year shall be in person unless the Parties mutually agree in writing to waive such requirement in lieu of a videoconference or teleconference. In-person JSC meetings shall be held at locations in China and Europe alternately selected by I-MAB and by Ferring. Each Party shall bear the expense of its respective JSC members’ participation in the JSC meetings. The JSC co-chairpersons shall jointly send draft meeting

Exhibit 4.12

minutes to each member of the JSC for review and approval within ten (10) Business Days after each JSC meeting. Such minutes shall be deemed approved unless one or more members of the JSC objects to the accuracy of such minutes within ten (10) Business Days of receipt.

5. EXCHANGE OF INFORMATION

5.1 Promptly after the Initial Effective Date, I-MAB and Ferring shall meet to discuss the scope and contents of a mutual exchange of Know-How relevant to the Development Plan, and shall, upon reaching agreement, promptly exchange such Know-How. Thereafter each of the Parties shall periodically meet to discuss the exchange of any further Know-How which may become known to them and I-MAB shall inform Ferring by written reports on a three times a year basis of its progress in preclinical and clinical development, the development of a commercial manufacturing process for the Licensed Compound and the Licensed Product and the progress of applications to the Regulatory Authorities for clinical trials and commercial sale.

5.2 During the term of this Agreement and for 10 (ten) years thereafter, irrespective of any termination earlier than the expiration of the term of this Agreement neither Party shall reveal or disclose to any Third Party any Information received from the other Party or otherwise developed by either Party in the performance of activities in furtherance of this Agreement or the existence of this Agreement and the collaboration between I-MAB and Ferring as set out herein, without first obtaining the written consent of that other Party, except as may be otherwise provided herein, or: (a) for securing essential or desirable authorizations, privileges or rights from governmental agencies; (b) as required to be disclosed to a government agency; (c) as necessary to file or procure patent applications relating to the Licensed Product pursuant to Section 8; or (d) to carry out any litigation concerning the Licensed Product. Consent or the reason for refusal shall be provided in a prompt and timely manner. This obligation of confidentiality shall not apply to Know-How disclosed to Ferring in the case of termination by Ferring pursuant to Sections 9.2 or 9.3 or to such information that is or becomes a matter of public knowledge but only in relation to such Know-How and

Exhibit 4.12

Information that is specifically required by Ferring for the sole purpose of being able to commercialize the Licensed Product where Ferring has acquired such rights pursuant to sections 9.2 or 9.3, or is already in the possession of the receiving Party, or is disclosed to the receiving Party by a Third Party having the right to do so, or is subsequently independently developed by employees or contractors of the receiving Party or Affiliates thereof who have no knowledge of the confidential information disclosed. The Parties shall take reasonable measures to ensure that no unauthorized use or disclosure is made by others to whom access to such information is granted.

5.3 Nothing herein shall be construed as preventing either Party from disclosing any Information received from the other Party to an Affiliate, Sublicensee, Sub-sublicensee, Recognised Agent or subcontractor of the receiving Party, provided that such Affiliate, Sublicensee, Sub-sublicensee, Recognised Agent or sub-contractor has undertaken a similar obligation of confidentiality with respect to the Information.

5.4 In the event that a court or other legal or administrative tribunal directly or through an appointed master, trustee or receiver assumes partial or complete control over the assets of a Party to this Agreement based on the insolvency or bankruptcy of such Party, the bankrupt or insolvent Party shall promptly notify the court or other tribunal:

(i) that Information received from the other Party under this Agreement remains the property of the other Party; and

(ii) of the confidentiality obligations under this Agreement.

In addition, the bankrupt or insolvent Party shall, to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality of the other Party’s Information and to ensure that the court, other tribunal or appointee maintains such Information in confidence in accordance with the terms of this Agreement.

5.5 No public announcement or other disclosure to Third Parties concerning the structure or terms of this Agreement or any work being carried out hereunder or the results of such work shall be made either directly or indirectly by any Party to this Agreement, except as may be legally required or as may be required for

Exhibit 4.12

recording purposes, without first obtaining the approval of the other Party and agreement upon the nature and text of such announcement or disclosure, which approval and agreement shall not be unreasonably withheld. The Party desiring to make any such public announcement or other disclosure shall inform the other Party of the proposed announcement or disclosure in reasonably sufficient time prior to public release and shall provide the other Party with a written copy thereof to allow such other Party to comment upon such announcements or disclosure; provided, however, that the contents of any public announcement, press release or similar publicity which has been reviewed and approved can be subsequently re-released by either Party in any form without a requirement for re-approval provided the re-releasing Party advises the other Party prior to publication of the re-release and identifies the media in which it is to be published.

5.6 Each Party agrees that it shall co-operate fully with the other with respect to all disclosures regarding this Agreement to, or public disclosures as required by any other governmental or regulatory body, provided that the disclosing Party uses commercially reasonable efforts to seek confidential treatment for any Information of either Party included in any such disclosure.

5.7 Publications. Each Party recognizes that the publication of papers regarding Information and activities under this Agreement, including oral presentations and abstracts, may be beneficial to both Parties, provided that such publications are subject to reasonable controls to protect confidential information. Accordingly, each Party shall have the right to review and approve any paper proposed for publication by the other Party, including any oral presentation or abstract, that contains Clinical Data or pertains to results of Clinical Studies or includes other Information generated under this Agreement or that otherwise includes confidential information of the other Party. Before any such paper is submitted for publication or an oral presentation is made, the publishing or presenting Party shall deliver a complete copy of the paper or materials for oral presentation to the other Party at least sixty (60) days prior to submitting the paper to a publisher or making the presentation. The other Party shall review any such paper and give its comments to the publishing or presenting Party within sixty (60) days after the delivery of such paper to such other Party. With respect to oral presentation materials and abstracts, the other Party shall make reasonable efforts to expedite

Exhibit 4.12

review of such materials and abstracts, and shall return such items as soon as reasonably practicable to the publishing or presenting Party with appropriate comments, if any, but in no event later than sixty (60) days after the date of delivery to such other Party. Failure to respond within such sixty (60) days shall be deemed approval to publish or present. Notwithstanding the foregoing, the publishing or presenting Party shall comply with the other Party’s written request to: (a) delete references to such other Party’s confidential information in any such paper or presentation; or (b) withhold publication of any such paper or any presentation of same for an additional one hundred twenty (120) days in order to permit the Parties to obtain patent protection if either Party deems it necessary. Any publication shall include recognition of the contributions of the other Party according to standard practice for assigning scientific credit, either through authorship or acknowledgement, as may be appropriate. Each Party shall use its respective Reasonable Commercial Efforts to cause investigators and institutions participating in clinical studies for the Licensed Product with which it contracts to agree to terms substantially similar to those set forth in this Section 5.7, which efforts shall satisfy such Party’s obligations under this Section 5.7 with respect to such investigators and institutions.

5.8 Nothing in this Agreement shall be construed as preventing or in any way inhibiting either Party from complying with statutory and regulatory requirements governing the development, manufacture, use and sale or other distribution of the Licensed Product in any manner that it reasonably deems appropriate including, for example, by disclosing to Regulatory Authorities Information or other information received from the other Party or Third Parties.

5.9 As between the Parties, Ferring shall at its expense maintain the global safety database for the Licensed Product. No later than the earlier of (i) the date on which I-MAB commences Commercialization of the Licensed Product in the Territory, and (ii) the date on which Ferring commences Commercialization of the Licensed Product outside the Territory, I-MAB and Ferring shall negotiate in good faith and enter into a written agreement for pharmacovigilance activities related to the Licensed Product such that Ferring shall be able to comply with Ferring’s reporting obligations for the Licensed Product (“Pharmacovigilance Agreement”). Until the Pharmacovigilance Agreement is entered into, the Parties

Exhibit 4.12

shall exchange any and all relevant safety data related to the Licensed Product within the appropriate timeframes and in an appropriate format to ensure compliance with the reporting requirements of all applicable Regulatory Authorities on a worldwide basis.

6. COMMERCIALISATION

6.1 General. I-MAB shall use Reasonable Commercial Efforts to obtain approval of the Regulatory Authorities and to promote, market, distribute and sell the Licensed Product in the Field in all countries of the Territory, in each case at its own cost and expense. Following receipt by I-MAB or its Affiliate, Sublicensee or Sub-sublicensee of marketing approval for the Licensed Product in a country or region of the Territory, I-MAB shall start, and shall ensure that its Affiliate or its Sublicensee and/or its Sub-sublicensee start the marketing and sales of the Licensed Product and to use its Reasonable Commercial Efforts to promote, market, distribute and sell the Licensed Product consistent with accepted pharmaceutical business practice and applicable legal requirements.

6.2 Sales and Distribution. I-MAB shall be responsible for: (a) invoicing and booking sales; (b) establishing all terms of sale (including pricing and discounts); (c) warehousing and distributing; and (d) handling all returns, recalls and withdrawals, order processing, collection, inventory and receivables, in each of (a) through (d), with respect to the Licensed Product in the Territory.

6.3 Product Trademarks. I-MAB shall have the right to determine the Product Trademarks to be used with respect to the Licensed Product in the Field in the Territory, and shall own all right, title and interest in and to the Product Trademarks.

6.4 Markings. To the extent required by Applicable Law in a country in the Territory, the promotional materials, packaging and Product Labeling for the Licensed Product used by I-MAB, its Sublicensees, Sub-sublicensees or its or their respective Affiliates in connection with the Licensed Product in such country shall contain the logo and corporate name of the manufacturer.

6.5 Subcontracting. I-MAB may subcontract the Commercialization of the Licensed Product in the Field in the Territory; provided that any agreement pursuant to which I-MAB engages such subcontractor shall be consistent in all material

Exhibit 4.12

respects with this Agreement (where applicable) and provided that I-MAB informs Ferring in writing the name of the third party contractor and provided that I-MAB remains responsible to Ferring and its Affiliates, officers, servants or agents, for all activities sub-contracted and shall be responsible to, liable to and indemnify Ferring in the same terms as according to this Agreement for any loss or damage attributable to any negligent act or omission or misconduct on the part such subcontractor, its Affiliates, its officers, servants or agents.

6.6 Meetings. At the request of Ferring, the Parties shall meet annually to discuss sales of the Licensed Product in the Territory, and I-MAB shall inform Ferring of its marketing strategy for the Licensed Product.

6.7 No Launch. In the event I-MAB shall decide not to launch any Licensed Product in a particular country in the Territory, either by itself or through an Affiliate, a Recognised Agent, a Sublicense or a Sub-sublicensee, or Sub-contractor, I-MAB will immediately inform Ferring in writing of the reason for its decision and Ferring shall be entitled to unilaterally delete such country from the Territory without a notice period. In this case, I-MAB undertakes to transfer free of charge to Ferring any authorization to market a Licensed Product and its Product Trademarks for such Licensed Product in such country that I-MAB may previously have acquired and to cooperate fully in the transfer of sales of such Licensed Product if any in such country to Ferring or to a Third Party designated by Ferring and shall supply at cost Licensed Product or have it supplied to Ferring or its designee for such sale.

7. PAYMENTS AND FEES

7.1 Initial Payments.

7.1.1 Initial Payment Covering Territory. The initial non-refundable fee to be paid by I-MAB to Ferring for exclusivity in the Territory shall be Two Million Dollars ($2,000,000), payable within forty five (45) days after the Initial Effective Date.

7.1.2 [Reserved]

7.2 Milestone Payments.

Exhibit 4.12

7.2.1 Development Milestones in the Territory. I-MAB shall pay Ferring each of the following non-refundable, non-creditable milestone payments within sixty (60) days after the achievement of the corresponding Milestone Event. For clarity, each of the following milestone payments shall be made only once and upon the first occurrence of the corresponding Milestone Event, regardless of the number of countries in which the Licensed Product achieves the applicable Milestone Event:

[Redacted]

7.2.2 [Reserved]

7.2.3 Determination that Milestone Events Have Occurred. I-MAB shall notify Ferring promptly of the achievement of each Milestone Event. In the event that, notwithstanding the fact that I-MAB has not provided Ferring with such a notice, Ferring believes that any such Milestone Event has been achieved and not paid, it shall so notify I-MAB in writing and the Parties shall promptly meet and discuss in good faith whether such Milestone Event has been achieved. Any dispute under this Section 7.2.3 regarding whether or not a Milestone Event has been achieved shall be subject to resolution in accordance with Sections 21 and 23.

7.3 Royalties.

7.3.1 Royalty Rates in the Territory. In connection with the grant of the licenses and sublicenses under the Licensed Know-How and Sublicensed Intellectual Property in the Territory pursuant to Section 2.1, during the Royalty Term, I-MAB shall pay Ferring a non-refundable, non-creditable royalty on Net Sales of the Licensed Product in the Territory in each Calendar Year (or partial Calendar Year), as follows, as calculated by multiplying the applicable royalty rate in the table below by the corresponding amount of incremental Net Sales of all Licensed Products:

[Redacted]

7.3.2 [Reserved]

7.3.3 Payment Dates and Reports. Royalty payments shall be made by I-MAB within sixty (60) days after the end of each Calendar Quarter commencing with

Exhibit 4.12

the Calendar Quarter in which the first day of the first Royalty Term for the first Licensed Product occurs. I-MAB shall also provide to Ferring, at the same time each such payment is made, a report showing: (a) the Net Sales of the Licensed Product by country in the Territory; (b) the basis for any deductions from Invoiced Sales to determine Net Sales; (c) the applicable royalty rates for the Licensed Product; (d) a calculation of the amount of royalty due to Ferring; and (e) the exchange rates used in calculating any of the foregoing.

7.4 Mode of Payment; Currency Conversion; Taxes.

7.4.1 Mode of Payment. All payments to Ferring under this Agreement shall be made by wire transfer of Dollars in the requisite amount to such bank account as Ferring may from time to time designate by notice to I-MAB.

7.4.2 Currency Conversion. If any currency conversion shall be required in connection with any payment hereunder, such conversion shall be made by using the arithmetic mean of the exchange rates for the purchase of Dollars as published by the People’s Bank of China, on the last Business Day of each month in the Calendar Quarter to which such payments relate.

7.4.3 Taxes. The milestone and royalty payments and other amounts payable by I-MAB to Ferring pursuant to this Agreement (“Payments”) shall not be reduced on account of any taxes unless required by Applicable Law. Ferring alone shall be responsible for paying any and all taxes incurred under this Agreement which it should be liable for under the tax law of the relevant jurisdiction. I-MAB shall deduct or withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold. For the sake of clarity, any federal, state, county or municipal sales or use tax, excise, customs charges, duties or similar charge, or any other tax assessment (other than that assessed against income), license, fee or other charge lawfully assessed or charged on the manufacture, sale or transportation of Materials sold pursuant to this Agreement or a separate supply agreement between the Parties, shall be paid by Ferring. If Ferring is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it shall deliver to I-MAB or the appropriate governmental authority (with the assistance of I-MAB to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to

Exhibit 4.12

reduce the applicable rate of withholding or to relieve I-MAB of its obligation to withhold tax, and I-MAB shall apply the reduced rate of withholding, or dispense with withholding, as the case may be; provided that I-MAB has received evidence, in a form reasonably satisfactory to I-MAB, of Ferring’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least fifteen (15) Business Days prior to the time the tax return is due for filing and/or that the Payments are due, whichever is earlier. If, in accordance with the foregoing, I-MAB withholds any amount in connection with any Payment, it shall pay to Ferring the balance when due, make timely payment to the proper taxing authority of the withheld amount and send to Ferring proof of such payment within fifteen (15) Business Days following such Payment.

7.5 Sub-License and Sub-Sub-License Income

In the event any right granted, license, sub-license or sub-sublicense given to, or agreement entered into by I-MAB with any Third Party (not being an Affiliate or Recognised Agent of I-MAB) in Sublicensed Intellectual Property or Licensed Ferring Intellectual Property or Licensed Know-How and where, but for such right granted, license, sub-license or sub-sublicense given or agreement entered into by I-MAB, Sublicensed Intellectual Property or Licensed Ferring Intellectual Property or Licensed Know-How as granted by Ferring to I-MAB pursuant to this Agreement would be infringed or used by the commercialisation of a Licensed Product by such Third Party, I-MAB shall be deemed to have sub-licensed and/or sub-sublicensed its rights in the Licensed Product for the purposes of this Section 7.5 under a Third Party Agreement (“Third Party Agreements”).

Third Party Agreements shall also include any related agreements with a Sub-licensee and/or a Sub-sub licensee such as for example any agreement on an exchange product for the Licensed Product or other non-financial consideration but shall expressly exclude sales to wholesalers under distribution agreements and sales under any other agreements which are covered by Section 7.3 above and where sales of Licensed Product to an end customer are not booked by I-MAB, its Affiliates, Sublicensees, Sub-sublicensees or Recognized Agents. For the sake of clarity, this exclusion shall not apply to agreements covering or related to the supply and manufacture of Licensed Compound or Licensed Product where commercialisation of the Licensed Product accruing therefrom is covered under

Exhibit 4.12

Sublicensed Intellectual Property and/or Licensed Ferring Intellectual Property and/or Licensed Know-How as granted by Ferring to I-MAB pursuant to this Agreement.

I-MAB shall pay to Ferring a sum equivalent to 10% (ten percent) of the annual total consideration received by I-MAB under all Third Party Agreements for as long as I-MAB is obliged to make payments to Ferring pursuant to section 7.3 above.

For the avoidance of doubt, annual total consideration received by I-MAB under Third Party Agreements shall also include the sales booked by I-MAB in respect of any product in-licensed and commercialized by I-MAB and acquired by I-MAB in consideration of any sub-license and/or sub-sublicense by I-MAB of the Licensed Product, whereupon the Net Sales of any such product in-licensed and commercialised by I-MAB shall be deemed annual total consideration received by I-MAB under a Third Party Agreement.

I-MAB will disclose to Ferring the terms of all Third Party Agreements within thirty (30) days of their conclusion in so far as the terms are directly applicable to the financial and/or non-financial consideration that I-MAB will receive under such Third Party Agreements.

Not later than thirty (30) days from the end of each calendar year, I-MAB will: (i) confirm to Ferring by itemised accounts the annual total consideration received in the previous calendar year by I-MAB under such Third Party Agreements; and (ii) make a payment to Ferring of 10% (ten percent) of such consideration as specified above.

Upon receipt by Ferring of such valuation, Ferring will have thirty (30) days either to accept in writing the accounts submitted by I-MAB or to inform I-MAB in writing that Ferring requires an independent accountant acceptable to both Ferring and I-MAB to review all Third Party Agreements and all books and accounts of I-MAB relevant for the purposes of determining the annual total consideration received by I-MAB during the same calendar year under such Third Party Agreements. Following such review, the accountant shall inform both Parties of the amount of such consideration and the amount shall then be binding on both Parties. Ferring may exercise the right during the term of this Agreement and until

Exhibit 4.12

the end of three (3) years after the expiration or termination of this Agreement once per calendar year.

In the event of the independent accountant confirming an amount of annual total consideration received in the previous calendar year received by I-MAB under such Third Party Agreements equal to or within a margin of 5% (five percent) either above or below the valuation submitted by I-MAB, the costs of the independent accountant for such valuation shall be borne by Ferring.

In the event of the independent accountant confirming an amount of annual total consideration received by I-MAB in the previous calendar year under such Third Party Agreements exceeding a margin of 5% (five percent) either above or below the valuation submitted by I-MAB, the costs of the independent accountant for such valuation shall be borne by I-MAB.

I-MAB shall promptly pay to Ferring the full amount of any underpayment owing to Ferring pursuant to this Section 7.5 under such Third Party Agreements together with interest thereon at the rate of EURIBOR plus 2% (two percent) per year compounded monthly from the date payment was due.

7.6 Audit Rights

I-MAB shall keep and shall cause its Affiliates, Sublicensees, Sub-sublicensees and Recognized Agents to keep records of the sale of the Licensed Product in sufficient detail to permit Ferring to confirm the accuracy of Net Sales and royalties payable reported. Ferring shall have the right at its own expense (unless the result of such audit results in a variation or error exceeding 5% (five percent) of the payment made in the previous calendar year, in which case at the expense of I-MAB), to have a certified public accounting firm examine the relevant books and records of I-MAB, its Affiliates, Sublicensees, Sub-sublicensees and Recognized Agents. Ferring may exercise this right during the term of this Agreement and until the end of three (3) years after the end of the Royalty Term once per calendar year. I-MAB shall promptly pay to Ferring the full amount of any underpayment, together with interest thereon, at the rate of EURIBOR plus 2% (two percent) per year compounded monthly from the date payment was due.

7.7 Confidentiality. Both Parties shall treat all information subject to review under this Section 7 in accordance with the confidentiality provisions of Section 5.

Exhibit 4.12

8. INTELLECTUAL PROPERTY

8.1 Ownership of Intellectual Property.

8.1.1 Except as expressly set out herein, this Agreement does not affect the ownership of any I-MAB IP, Ferring Intellectual Property, Licensed Know-How, Ferring Improvements or the Sublicensed Intellectual Property. The Parties acknowledge and agree that, as between the Parties: (a) subject to the terms and conditions of this Agreement, including Section 10.3, I-MAB shall own and retain all right, title and interest in and to any and all I-MAB IP including I-MAB Improvements; and (b) Ferring shall own and retain all right, title and interest in and to any and all Licensed Know-How, Ferring Intellectual Property and Ferring Improvements; (c) Conaris Research Institute AG shall own and retain all right, title and interest in and to any and all Sublicensed Intellectual Property and (d) each Party shall own and retain all right, title and interest in and to any and all other Know-How and other intellectual property rights that are owned or otherwise Controlled (other than pursuant to the license grants set forth in Section 2.1 and 2.2) by such Party, its Affiliates or any Sublicensees, Sub-sublicensees or its or their respective Affiliates.

8.1.2 If an Improvement is made by or on behalf of both I-MAB and Ferring, then such Improvement shall be deemed jointly-owned Intellectual Property and such Intellectual Property shall be licensed by Ferring to I-MAB under the terms of this Agreement.

8.1.3 I-MAB hereby grants to Ferring a non-exclusive, fully paid, royalty free, world-wide license to any I-MAB IP.

8.1.4 No other right of license. Except as expressly set out herein, no provision in this Agreement shall operate to transfer, assign or otherwise grant any Party any right or interest in any Intellectual Property or other intellectual property rights of the other Party.

8.2 Patent Filing, Prosecution and Maintenance

8.2.1 Licensed Patents. Ferring shall prepare, file, prosecute and maintain (including with respect to related interference, re-issuance, re-examination,

Exhibit 4.12

opposition and invalidation proceedings) the patents and patent applications of the Ferring Intellectual Property and Sublicensed Intellectual Property in the Territory at its sole cost and expense, and shall not abandon any such patent or patent application in the Territory without the prior written consent of I-MAB which shall not be unreasonably withheld.

8.2.2 Improvements. The Party owning an Improvement shall have responsibility for the filing, prosecution and maintenance of patents and patent applications covering such Improvement at its sole expense, in the applicable patent offices in the Territory, and that Party shall control all filings and actions in relation to procuring and maintaining such patents and patent applications. Ferring shall have responsibility for the filing, prosecution and maintenance of patents and patent applications covering jointly owned Improvements, provided that Ferring shall provide I-Mab drafts of any material filings or responses to be made to patent authorities in the Territory with respect to such patents and patent applications covering the jointly owned Improvements sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for I-Mab to review and comment thereon, and Ferring shall reasonably consider any requests and suggestions timely provided by I-Mab with respect to such drafts. The Parties agree to keep each other regularly informed of the course of patent prosecution or other proceedings with respect to Improvements and shall provide each other with copies of all official documents sent to or received by the respective patent offices in the Territory.

Notwithstanding the foregoing, the Party having such responsibility for the filing, prosecution and maintenance of Improvements shall not be required to file, prosecute or maintain any patent application or patent where that Party does not believe that such activities are commercially justified provided, however, that such Party shall not cease to file, prosecute and maintain any such patent application or patent without giving the other Party the opportunity to take over the responsibility for filing, prosecution and maintenance at its own expense in which case that Party shall grant the other Party an irrevocable, non-exclusive, fully paid, royalty free, world-wide license, with the right to sublicense to such Improvements. The Parties agree and acknowledge that Conaris has the

Exhibit 4.12

opportunity to take over responsibility for any Improvements should both Parties decline to maintain patents or patent applications on Improvements.

8.3 Cooperation and Assistance

Each Party shall make available its authorized attorneys, agents or representatives, its employees, agents or consultants reasonably necessary or appropriate to enable the other Party to file, prosecute and maintain patent applications and resulting patents with respect to the Improvements, and shall provide access to such documents and other information as may be reasonably required for such purposes. The Party shall sign or cause to have signed all documents relating to said patent applications or patents at no cost or charge to the other Party.

8.4 Patent Term Extensions and Supplementary Protection Certificates.

Each Party shall notify the other Party of the issuance of each patent within the Ferring Intellectual Property or I-MAB IP in any country in the Territory giving the date of issue and patent number for each such patent. Ferring shall have the exclusive responsibility and shall use commercially reasonable efforts to apply for and maintain any such extension, and shall not abandon any such extension in the Territory without the prior written consent of I-MAB which shall not be unreasonably withheld.

The Parties shall cooperate with each other in gaining such extensions and each Party shall execute such authorizations and other documents and take such other actions as may be reasonably requested by the other Party to obtain such extensions. If more than one patent is eligible for such extension, Ferring shall have the right to make the election of which patent for which such extension will be sought.

8.5 Patent Enforcement and Infringement

8.5.1 Notice. If Ferring or I-MAB has knowledge of any suspected infringement of any Intellectual Property by Third Parties or of any misappropriation or misuse of the Intellectual Property in the Territory, the Party having such knowledge shall promptly inform the other Party of such infringement, misuse or misappropriation.

8.5.2 Course of Action. I-MAB shall have the right, but not the obligation, at its cost to bring any legal action in the Territory related to infringement by Third

Exhibit 4.12

Parties, that impacts adversely on the enjoyment by I-MAB of the rights licensed to it hereunder. Ferring shall join in any infringement proceeding as a party at I-MAB’s request and at I-MAB’s expense in the event that an adverse party asserts, or I-MAB determines in good faith, that a court or other legal body lacks jurisdiction based on Ferring’s absence as a party in such proceeding, or with respect to patents where such joinder is necessary or desirable to proceed with such claim. Ferring and Conaris shall each have the right, but not the obligation, to bring any legal action related to infringement if I-MAB declines to do so.

8.5.3 Infringement of Third Party Rights. In the event that a Third Party alleges that I-MAB’s or its Affiliate’s, Sublicensee’s and/or Sub-sublicensee’s, manufacture of the Licensed Product or use of Improvements infringes its intellectual property in the Territory, I-MAB shall have the sole right to defend such action at its own expense and Ferring agrees to assist and cooperate where reasonably necessary with I-MAB, at I-MAB’s own expense, in the defense of any such action.

I-MAB has carried out its own analysis of Third Party patent rights in the Territory which could possibly be infringed or be alleged to be infringed by its exercise of the rights under this Agreement. I-MAB acknowledges that the grant of the license and/or sublicense under this Agreement shall not imply any warranty against infringement of any Third Parties’ patent rights or any other rights of Third Parties. Ferring and I-MAB are in agreement that Ferring shall not be liable for any patent infringement claims brought by a Third Party against I-MAB with regard to the manufacture or marketing of the Licensed Product in the Territory and shall be under no duty to indemnify I-MAB from claims and damages arising therefrom.

8.5.4 Settlement of Third Party Claims. I-MAB, with respect to a particular claim pursuant to Section 8.5.3, also shall have the right to control settlement of such claim; provided that: (a) no settlement shall be entered into without the prior consent of Ferring if such settlement would adversely affect or diminish the rights and benefits of Ferring under this Agreement, or impose any new obligations or adversely affect any obligations of Ferring under this Agreement; and (b) I-MAB shall not be entitled to settle any such claim by granting a license or covenant not to sue under or with respect to the Sublicensed Intellectual Property or Ferring

Exhibit 4.12

Intellectual Property without the prior written consent of Ferring, such consent not to be unreasonably conditioned, withheld or delayed.

8.5.5 Costs. Each Party shall unless otherwise stated in this Section 8.5 assume and pay all of its own out-of-pocket costs incurred in connection with any litigation or proceedings described in this Section 8.5, including, without limitation, the fees and expenses of such Party’s counsel.

8.5.6 Recoveries. Any recovery obtained by either Party as a result of any proceeding described in this Section 8.5 or from any counterclaim or similar claim asserted in a proceeding described in this Section 8.5, by settlement or otherwise, shall be applied as follows: first, to reimburse each Party for all out-of-pocket litigation costs incurred in connection with such proceeding paid by that Party (on a pro rata basis based on each Party’s respective litigation costs, to the extent the recovery was less than all such litigation costs); and second, the remainder of the recovery shall be paid one hundred percent (100%) to the Party which funded the infringement action. Any remainder of the recovery by I-MAB shall be treated as sub-license income pursuant to Section 7.5.

8.5.7 Cooperation. In the event that any Party takes action pursuant to this Section 8.5, the other Party shall cooperate fully with the Party so acting to the extent reasonably possible, including the joining of suit as required by this Agreement or as otherwise desirable and, to the extent possible, make available relevant records, papers, information, samples, specimens, and the like. Each Party shall keep the other informed of developments in any action or proceeding, including the status of any settlement negotiations and the terms of any offer related thereto.

8.6 Validity and Enforceability Challenge by Third Party

In the event that a Third Party attacks the validity or enforceability of any of the Ferring Intellectual Property in the Territory, then Ferring shall promptly notify I-MAB and Ferring, at its own discretion, subject to good business judgement, shall promptly take such legal action as is required and appropriate to defend the validity thereof.

If Ferring does not take such legal action as is required to defend the validity of the Ferring Intellectual Property in the Territory, Ferring shall provide at least

Exhibit 4.12

sixty (60) days written notice to I-MAB prior to a corresponding deadline, if applicable, and the Parties shall reasonably determine an appropriate alternative in the best interests of both Parties.

The Parties agree and acknowledge that should a Third Party attack the validity or enforceability of any of the Sublicensed Intellectual Property in the Territory and Ferring does not take such legal action as is required to defend the validity of such Sublicensed Intellectual Property, then Conaris at its option shall control defense.

8.7 Product Trademarks

8.7.1 Maintenance and Ownership of Product Trademarks. I-MAB, at its expense, shall be responsible for the selection, registration and maintenance of all Trademarks that I-MAB employs in connection with the Licensed Product (“Product Trademarks”). I-MAB shall own all right, title and interest to such Trademarks, trade dress and copyrights in the Territory related to the Licensed Product.

8.7.2 Enforcement of Product Trademarks. I-MAB may, at its sole discretion, take such action as I-MAB deems necessary against a Third Party based on any alleged, threatened, or actual infringement, dilution, misappropriation, or other violation of, or unfair trade practices or any other like offense relating to, the Product Trademarks by a Third Party in the Territory. I-MAB shall bear the costs and expenses relating to any enforcement action commenced pursuant to this Section 8.7.2 and any settlements and judgments with respect thereto, and shall retain any damages or other amounts collected in connection therewith.

8.7.3 Third Party Claims. I-MAB may, at its sole discretion, defend against any alleged, threatened, or actual claim by a Third Party that the use or registration of the Product Trademarks in the Territory infringes, dilutes, or otherwise violates any trademark or other right of such Third Party or constitutes unfair trade practices or any other like offense, or any other claims as may be brought by a Third Party against a Party in connection with the use of the Product Trademarks with respect to a Licensed Product in the Territory. I-MAB shall bear the costs and expenses relating to any defense commenced pursuant to this Section 8.7.3

Exhibit 4.12

and any settlements and judgments with respect thereto, and shall retain any damages or other amounts collected in connection therewith.

8.7.4 Notice and Cooperation. Each Party shall provide to the other Party prompt written notice of any actual or threatened infringement of the Product Trademarks in the Territory and of any actual or threatened claim that the use of the Product Trademarks in the Territory violates the rights of any Third Party. Each Party shall cooperate fully with the other Party with respect to any enforcement action or defense commenced pursuant to this Section 8.7.

9. TERM AND TERMINATION

9.1 Term. This Agreement shall commence on the Initial Effective Date and shall, unless earlier terminated in accordance with this Section 9, continue: (a) with respect to the Licensed Product in each country in the Territory, until the expiration of the Royalty Term for the Licensed Product in such country; and (b) with respect to this Agreement in its entirety, until the later of: (i) the expiration of the Royalty Term for the Licensed Product for which there has been a First Commercial Sale in the Territory; or (ii) the first date on which I-MAB is not conducting any necessary and outstanding Clinical Study with respect to any Licensed Product or seeking to obtain any necessary and pending Regulatory Approval for the Licensed Product in the Territory (such period, the “Term”).

9.2 Termination of this Agreement for Material Breach. In the event that either Party materially breaches this Agreement (such Party, the “Breaching Party”), in addition to any other right and remedy the other Party (the “Complaining Party”) may have, the Complaining Party may terminate this Agreement, in its entirety upon thirty (30) days’ prior written notice (the “Termination Notice Period”) to the Breaching Party, specifying the material breach and its claim of right to terminate, provided that the termination shall not become effective at the end of the Termination Notice Period if the Breaching Party cures the material breach complained of during the Termination Notice Period.

9.3 Termination Upon Insolvency. Either Party may terminate this Agreement if, at any time, the other Party: (a) files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or

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insolvency or for reorganization (other than for the purposes of merger or amalgamation) or for an arrangement or for the appointment of a receiver or trustee of such other Party or of its assets; (b) proposes a written agreement of composition or extension of its debts; (c) is served with an involuntary petition against it, filed in any insolvency proceeding that is not dismissed within thirty (30) days after the filing thereof; (d) proposes or is a party to any dissolution or liquidation; or (e) makes an assignment for the benefit of its creditors.

9.4 Termination of Sublicensed Intellectual Property. Ferring may terminate this Agreement with respect to the license grant hereunder to Sublicensed Intellectual Property in the event the Development and License Agreement dated November 11, 2008 governing the Sublicensed Intellectual Property (the “Main License”) is terminated by Conaris AG. The Parties hereby agree to discuss in good faith how to resolve and mitigate to the satisfaction of both Parties any consequences negatively impacting I-MAB and its representatives, including potential participants in clinical trials, in its continued efforts under the license grants under this Agreement due to such termination, (provided that such termination of Sublicensed Intellectual Property is not due to lack of diligence, negligence or breach of this Agreement by I-MAB or its representatives). The agreed process should this happen shall be made in writing and shall be signed as an Amendment to this Agreement no later than forty five (45) days after the Initial Effective Date.

10. CONSEQUENCE OF TERMINATION

10.1 In the event of Ferring’s termination of this Agreement pursuant to Sections 9.2 or 9.3, I-MAB shall within thirty (30) days of such termination pay to Ferring in full all unpaid amounts which otherwise became due and payable to Ferring prior to such termination in accordance with this Agreement. The licenses, sublicenses, sub-sub licenses, if any, and other rights granted to I-MAB hereunder shall be terminated as of the effective date of the termination and Ferring shall have an irrevocable, worldwide, royalty free, non-exclusive license with right to sublicense, to all I-MAB Intellectual Property. I-MAB shall transfer to Ferring without delay all applications to and approvals of Regulatory Authorities for clinical trials and/or sale of Licensed Product, all data and Information in its

Exhibit 4.12

possession related to the Licensed Compound and the Licensed Product including its database on the Licensed Compound and the Licensed Product, any master cell bank and the Manufacturing Process for the Licensed Compound and the Licensed Product, all quantities of Licensed Compound, Licensed Product, clinical trial samples or Materials in its possession and as reasonably required by Ferring for progressing to the commercialization of a Licensed Product.

10.2 In the event of Ferring’s termination pursuant to Section 9.2 or 9.3 after First Commercial Sale, I-MAB shall transfer free of charge the ownership of its trademarks, trade dress and/or copyrights for the Licensed Product to Ferring and cooperate with Ferring in the transfer of any sales of Licensed Product to Ferring or a Third Party designated by Ferring in addition to the consequences under Section 10.1.

11. ACCRUED RIGHTS; SURVIVING OBLIGATIONS

11.1 Accrued Rights. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

11.2 Survival. Without limiting the foregoing, Articles 10, 14, 17, 21 and 23 and Section 2.5.4, 5.2 – 5.7, 7.6, and 7.7 shall survive the termination or expiration of this Agreement for any reason.

12. GENERAL PERFORMANCE STANDARDS

Each Party shall utilise qualified, skilled and experienced personnel in performing their obligations under this Agreement. Such personnel shall be familiar with the GMP level relevant to their role in the process.

Each Party shall perform all its obligations under this Agreement with all due skill and care, in a professional manner and in accordance with all Applicable Laws and regulations.

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In relation to development, manufacturing and other work necessary to obtain regulatory approvals of the Licensed Product, each Party shall perform its obligations in accordance with the present scientific state of the art as well as current demands from the relevant regulatory and other authorities.

Should either Party become aware of any incident which will or is likely to cause delay to or impair the performance of its obligations under this Agreement, such Party shall immediately notify the Joint Committee, and inform the other Party of actions, initiated and planned in order to remedy the delay.

Each Party represents and warrants that it has, and will maintain during the term hereof, the authority and right to perform its obligations under this Agreement and that it has, and will maintain during the term hereof, any permits, licences, facilities, knowledge, specialists and personnel necessary for performance of its obligations under this Agreement.

13. MANUFACTURE AND SUPPLY

13.1 Supply by Ferring for Phase IB Clinical Trial

13.1.2 Ferring will pay for the continued shelf life stability testing to the end of 2017 for the current Licensed Product. Ferring will use reasonable efforts to assist I-MAB with additional testing at I-MAB’s cost in the event that further extensions are required beyond 2017. Stability testing and payment of costs therefore have been detailed in attached Schedule C.

13.2 I-MAB’s Manufacture Duty. I-MAB shall, at its own cost, Manufacture or have Manufactured the Licensed Compound and/or the Licensed Product required for completing the relevant Clinical Studies. I-MAB shall, at its own cost, complete all testing, shipping, labelling and other readiness work required for completing the Phase II Clinical Studies; provided that Ferring shall provide assistance as reasonably requested by I-MAB.

13.3 Lonza Report. The Parties acknowledge that, as of the Restatement Date, Lonza Group AG (or an Affiliate thereof) has supplied to I-MAB certain amounts of Licensed Compound. I-MAB hereby covenants and agrees to provide to Ferring a copy of the report to be issued by Lonza Group AG or one of its Affiliates

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confirming the stability of such Licensed Compound within fifteen (15) days of I-MAB’s receipt of such report.

14. WARRANTIES, REPRESENTATIONS, INDEMNIFICATION AND INSURANCE

14.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as of the Initial Effective Date as follows:

14.1.1 Corporate Authority. Such Party: (a) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; and (b) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered in a proceeding at law or equity.

14.1.2 Consent and Approvals. To the best of its belief and knowledge, all necessary consents, approvals and authorizations of all Regulatory Authorities and other Persons required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

14.1.3 Conflicts. To the best of its belief and knowledge, the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder: (a) do not conflict with or violate any requirement of Applicable Law or any provision of the articles of incorporation or bylaws of such Party in any material way; and (b) do not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

14.2 Representations and Warranties of I-MAB. I-MAB represents and warrants to Ferring as follows, as of the Initial Effective Date:

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14.2.1 No Debarment. Neither I-MAB nor any of its Affiliates has been debarred or is subject to debarment and neither I-MAB nor any of its Affiliates will use in any capacity, in connection with the activities to be performed under this Agreement, any Person who has been debarred under Applicable Law in the relevant jurisdiction; and

14.2.2 Compliance. I-MAB shall, at all times, comply in all material respects with all Applicable Laws, rules and regulations and standards applicable to the Development Plan.

14.3 Representations and Warranties of Ferring. Ferring represents and warrants to I-MAB as follows, to the best of its belief and knowledge as of the Initial Effective Date:

14.3.1 Title; Encumbrances. It has sufficient legal and/or beneficial title, ownership or license, free and clear from any mortgages, pledges, liens, security interests, conditional and installment sales agreements, encumbrances, charges or claims of any kind, of or to the Sublicensed Intellectual Property to grant the licenses and sublicenses to I-MAB as purported to be granted pursuant to this Agreement;

14.3.2 Notice of Infringement or Misappropriation. It has not received any written notice from any Third Party asserting or alleging that any use of the Licensed Compound or any development of the Licensed Product would infringe, misappropriate or otherwise violate the intellectual property rights of such Third Party;

14.3.3 No Proceeding. There are to the best of its knowledge no pending, and no threatened, adverse actions, suits or proceedings against Ferring involving the Sublicensed Intellectual Property.

14.3.4 No Debarment. Neither Ferring nor any of its Affiliates has been debarred or is subject to debarment and neither Ferring nor any of its Affiliates will use in any capacity, in connection with the activities to be performed under this Agreement, any Person who has been debarred under Applicable Law in the relevant jurisdiction; and

Exhibit 4.12

14.3.5 Compliance. Ferring shall, and shall procure its Affiliates to, comply with all Applicable Laws when performing its and their respective obligations under this Agreement.

14.4 No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights on any Third Parties.

14.5 Indemnification.

14.5.1 Indemnification by the Parties. Each Party (the “Indemnifying Party”) shall indemnify and hold harmless the other Party’s officers, directors, shareholders, employees, successors and assigns (“Indemnified Party”) from any loss, damage or liability, including reasonable attorney’s fees resulting from any claim, complaint, suit, proceeding or course of action brought by or on behalf of an injured Third Party or a spouse, relative or companion of an injured Third Party, against any of them, alleging personal or related injury, including death, loss of service or consortium or a similar such claim, due to such personal injury or death, and arising out of the performance of this Agreement (the “Loss”), save that the Indemnifying Party shall not be obliged to indemnify and hold harmless the Indemnified Party in accordance with the terms of this Section 14.5.1 to the extent that such Loss is attributable to the material breach of this Agreement, failure to adhere to Applicable Laws or regulations, or the negligence or willful misconduct of the Indemnified Party.

14.5.2 With respect to any claim for indemnification asserted by the Indemnified Party pursuant to Section 14.5.1:

(a) The Indemnifying Party shall have no obligation to indemnify the Indemnified Party requesting indemnification unless:

(i) the Indemnified Party gives the Indemnifying Party prompt written notice of any claim or lawsuit or other action for which it seeks to be indemnified under this Agreement;

(ii) the Indemnifying Party is granted full authority and control over the defense including settlement against such lawsuit or other action; provided, however, that: (i) such settlement involves only the payment of

Exhibit 4.12

monetary damages and no injunctive relief binding on the Indemnified Party, and such monetary damages are paid by the Indemnifying Party; (ii) the Indemnified Party is not required under such settlement to admit any liability; and (iii) the Indemnified Party is released from all further liability with respect to such claim; and

(iii) the Indemnified Party co-operates fully with the Indemnifying Party and its agents in defense of the claims or lawsuit or other action.

(b) The Indemnified Party shall have the right to participate, at its sole cost and expense, in the defense of any such claim, complaint, suit proceeding or course of action referred to in this paragraph utilizing legal counsel of its choice, provided however that the Indemnifying Party shall have full authority and control to handle any such claim, complaint, suit, proceeding or course of action, including any settlement or other disposition thereof, for which indemnification has been sought under this Section.

14.5.3 No Consequential Damages: In no event shall either Party be liable or responsible to the other Party under this Agreement for any special, indirect, incidental or consequential loss or damage of any nature whatsoever, including without limitation, any actual or anticipated profits, loss of time, inconvenience, commercial loss, out of pocket expenses reasonably incurred by a Party hereto or any other similar losses.

14.6 Insurance. I-MAB shall secure and keep in force during the term of this Agreement, at its sole cost and expense, a commercial product insurance and clinical trial insurance policy and any other insurance policies as customarily used in the pharmaceutical industry in the Territory.

15. ASSIGNMENT

15.1 This Agreement and the licenses and sublicenses herein granted shall be binding upon and inure to the benefit of the successors in interest of the respective Parties.

15.2 Without the prior written consent of the other Party, neither Party shall sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights

Exhibit 4.12

or duties hereunder; provided that I-MAB may, with such consent, but not to be unreasonably withheld, assign this Agreement and its rights and obligations hereunder to an Affiliate, to the purchaser of substantially all of its assets required for the further Development and Commercialization of the Licensed Products in the Territory, or to its successor entity or acquirer in the event of a merger, consolidation or change in control of I-MAB. Any attempted assignment or delegation in violation of the preceding sentence shall be void and of no effect. All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of Ferring or I-MAB, as the case may be. In the event either Party seeks and obtains the other Party’s consent to assign or delegate its rights or obligations to another Party, the assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement. Notwithstanding anything herein to the contrary, in no event may Ferring assign or grant a license under any portion of the Sublicensed Intellectual Property in the Territory, or sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder, to a then existing or prospective direct competitor of I-MAB for the Licensed Product in the Territory. Any attempted assignment, license or delegation in violation of the preceding sentence shall be void and of no effect.

16. INDEPENDENT CONTRACTORS

16.1 It is expressly agreed that Ferring, on the one hand, and I-MAB, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Ferring, on the one hand, nor I-MAB, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so, such consent not to be unreasonably conditioned, withheld or delayed. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

Exhibit 4.12

17. NOTICES

17.1 Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by facsimile transmission (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 17.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 17. Such notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or on the third Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. Any notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter. This Section 17 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

17.2 Address for Notice.

If to I-Mab Cayman, I-MAB and I-MAB Tianjin, to:

I-MAB

Suite 219, Bldg 6 Chamtime Plz,

2889 Jinke Rd.

Pudong New District,

Shanghai, 201203,

The People’s Republic of China

Attention: Jingwu Zang

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If to FERRING, to:

Ferring International Center SA

CH. DE LA VERGOGNAUSAZ 50,

1162 Saint-Prex， Switzerland

Attention: Group General Counsel

18. ENTIRE AGREEMENT; WAIVER

18.1 Entire Agreement; Amendments. This Agreement, together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby, including that certain confidential disclosure agreement between Ferring and I-Mab Cayman dated September 25, 2016. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, release or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties. Upon the effectiveness of this Agreement, the Prior 2016 License Agreement shall be deemed amended and restated in its entirety by this Agreement, and shall be of no further force or effect. Notwithstanding anything to the contrary, concurrently with the execution of this Agreement as of the Restatement Date, Ferring, I-MAB Cayman, and I-Mab Tianjin hereby terminate the 2019 Amendment.

18.2 Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any

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other right hereunder or of any other breach or failure by the other Party whether of a similar nature or otherwise.

18.3 English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

18.4 References. Unless otherwise specified; (a) references in this Agreement to any Article, Section or Schedule means references to such Article, Section or Schedule of this Agreement; (b) references in any section to any clause are references to such clause of such section; and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time to time, as so varied, replaced or supplemented and in effect at the relevant time of reference thereto.

18.5 Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural shall include the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein means including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party.

19. SEVERABILITY

19.1 To the fullest extent permitted by Applicable Law, the Parties waive any provision of law that would render any provision in this Agreement invalid, illegal, or unenforceable in any respect. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, in any respect, then such provision will be given no effect by the Parties and shall not form part of this Agreement. To the fullest

Exhibit 4.12

extent permitted by Applicable Law and if the rights or obligations of either Party will not be materially and adversely affected, all other provisions of this Agreement shall remain in full force and effect, and the Parties shall use their best efforts to negotiate a provision in replacement of the provision held invalid, illegal, or unenforceable that is consistent with Applicable Law and achieves, as nearly as possible, the original intention of the Parties.

20. FURTHER ASSURANCE AND REGISTRATION

20.1 Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement. Further, I-Mab Cayman hereby covenants to and agrees that I-Mab Cayman shall be jointly and severally liable to Ferring for all of its, I-MAB’s, I-MAB Tianjin’s and their respective Affiliates’ performance (and failure of performance) of its obligations under this Agreement as from the Restatement Date.

20.2 Registration. Either Party shall have the right at any time to record, register or otherwise notify (collectively, “Register”) this Agreement with or to appropriate governmental or regulatory offices after having first given thirty (30) days’ written notice to the other Party of its intention so to do; provided however, that if feasible, such Registration shall be made pursuant to confidentiality protections, if available, and otherwise, except as may be required under law, all financial and other material and sensitive business terms of this Agreement shall be redacted from any copy of this Agreement that is to Registered. The other Party shall provide reasonable assistance in effecting such Registration.

21. GOVERNING LAW; RELIEF

21.1 Governing Law. This Agreement shall be governed by, and construed in accordance with Swiss law, excluding any conflicts or choice of law rule or

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principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

21.2 Injunctive Relief. Notwithstanding anything to the contrary in this Agreement, either Party shall be entitled to seek interim relief from, and bring suit before, any court of competent jurisdiction based on the cause of action of intellectual property infringement.

21.3 Equitable Relief. The Parties acknowledge and agree that the restrictions set forth in Section 5 are reasonable and necessary to protect the legitimate interests of the Parties and that neither Party would not have entered into this Agreement in the absence of such restrictions imposed on the other Party by these provisions, and that any breach or threatened breach of any provision of Section 5 may result in irreparable injury to the non-breaching Party for which there will be no adequate remedy at law. Notwithstanding anything to the contrary in this Agreement, in the event of a breach or threatened breach of any provision of Section 5, the non-breaching Party shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. To the maximum extent permitted under Applicable Law, both Parties agree to waive any requirement that the other Party: (a) post a bond or other security as a condition for obtaining any such relief; and (b) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 21.3 is intended, or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

22. FORCE MAJEURE

Exhibit 4.12

22.1 If either Party is prevented from complying, either totally or in part, with any of the terms or provisions of this Agreement, by reason of a Force Majeure, then, upon written notice by the Party liable to perform to the other Party, the requirements of this Agreement or such of its provisions as may be affected (excluding, however, any obligation to pay money) and to the extent so affected, shall be suspended during the period of such Force Majeure; provided, that the Party asserting a Force Majeure shall bear the burden of establishing the existence of the Force Majeure, shall use its best efforts to remove the Force Majeure, shall continue performance with dispatch whenever such causes are removed, and shall notify the other Party of the Force Majeure not more than ten (10) calendar days from the time of the event; provided, however, that the Party not asserting the Force Majeure shall have the right, upon payment of all sums due and owing under this Agreement, to terminate the Agreement upon written notice to the Party asserting the Force Majeure if the Force Majeure continues for more than three (3) months.

23. DISPUTE RESOLUTION

23.1 Dispute Resolution. If a dispute arises between the Parties in connection with the interpretation, validity or performance of this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), then either Party shall have the right to refer such dispute to the Parties’ executive officers for attempted resolution by good faith negotiations during a period of thirty (30) days. Any final decision mutually agreed to by the executive officers shall be conclusive and binding on the Parties. If such executive officers are unable to resolve such Dispute within such thirty-day period, the Dispute will be settled by the Courts of the city of Lausanne. Either Party may enter such award in a court having competent jurisdiction and any Party to the Dispute may apply to a court of competent jurisdiction for enforcement of such award.

23.2 Continuing Performance. The Parties agree to continue performing their respective obligations under this Agreement to the extent practicable while any Dispute is being resolved hereunder unless and until such obligations are terminated or expire in accordance with the provisions hereof.

Exhibit 4.12

24. EXECUTION IN COUNTERPARTS

24.1 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or other electronic signatures and such signatures shall be deemed to bind each Party as if they were original signatures.

[SIGNATURE PAGE FOLLOWS]

Exhibit 4.12

This Agreement is executed by the authorized representatives of the Parties as of the Restatement Date.

FERRING INTERNATIONAL CENTER SA

_________________________ _________________________

Print name: Per Falk Print name: Marco Zevenboom

Title: President Title: Vice President, Accounting & Reporting, Group Finance

Date: Date:

I-MAB

_________________________

Print name:

Title:

Date:

I-MAB BIOPHARMA HONG KONG LIMITED

_________________________

Print name:

Title:

Date:

Exhibit 4.12

I-MAB BIO-TECH (TIANJIN) CO., LTD.

_________________________

Print name:

Title:

Date:

EXECUTION COPY

Schedule A

Licensed Know-How

Regulatory Documentation for filing or submission to Regulatory Authorities

EXECUTION COPY

Schedule B

Schedule B1

Licensed Intellectual Property

FE301 composition
Application Number	Application Date	State	Patent No	Grant date	Status	Owner
2,969,314	01-12-2015	Canada			Pending	Ferring B.V.
201580075068.9	01-12-2015	China			Pending	Ferring B.V.
14195726.6	01-12-2014	European Patent Application			Closed-Priority	Ferring B.V.
15834723.7	01-12-2015	European Patent Application			Pending	Ferring B.V.
17110668.1	01-12-2015	Hong Kong			Pending	Ferring B.V.
2017-547367	01-12-2015	Japan	6827941	22-01-2021	Granted	Ferring B.V.
2021-007075	01-12-2015	Japan			Pending	Ferring B.V.
MX/a/2017/007069	01-12-2015	Mexico	388268	02-09-2021	Granted	Ferring B.V.
MX/a/2021/007899	01-12-2015	Mexico			Pending	Ferring B.V.
PCT/NL2015/050837	01-12-2015	PCT Patent Application			Closed	Ferring B.V.
10-2017-7018154	01-12-2015	South Korea			Pending	Ferring B.V.
15/532,097	01-12-2015	USA	10,519,218	31-12-2019	Granted	Ferring B.V.
16/675,621	01-12-2015	USA			Pending	Ferring B.V.

FE301 dosing

EXECUTION COPY

Application Number	Application Date	State	Patent No	Grant date	Status	Owner
2,969,301	01-12-2015	Canada			Pending	Ferring B.V.
201580075096.0	01-12-2015	China			Pending	Ferring B.V.
15832692.6	01-12-2015	European Patent Application	3226888	21-04-2021	Granted	Ferring B.V.
21162245.1	01-12-2015	European Patent Application			Pending	Ferring B.V.
17110618.2	01-12-2015	Hong Kong			Pending	Ferring B.V.
2017-547084	01-12-2015	Japan	6775513	08-10-2020	Granted	Ferring B.V.
MX/a/2017/007067	01-12-2015	Mexico			Pending	Ferring B.V.
PCT/IB2015/002459	01-12-2015	PCT Patent Application			Closed	Ferring B.V.
10-2017-7018155	01-12-2015	South Korea			Pending	Ferring B.V.
17/522,320	01-12-2015	USA			Pending	Ferring B.V.
15/532,092	01-12-2015	USA	11,198,721	14-12-2021	Granted	Ferring B.V.
62/086,054	01-12-2014	USA			Closed-Priority	Ferring B.V.

BLOOD GENE EXPRESSION BIOMARKERS TO PREDICT RESPONSE IN PATIENTS WITH INFLAMMATORY BOWEL DISEASES
Application Number	Application Date	State	Patent No	Grant date	Status	Owner
20216433	22-12-2020	Europe			Pending: priority filing	Ferring B.V.
PCT/NL2021/050781	22-12-2021	PCT			Pending	Ferring B.V.
110148231	22-12-2021	Taiwan			Pending	Ferring B.V.

PHARMACEUTICAL COMPOUND FOR THE TREATMENT OF ATHEROSCLEROTIC CARDIOVASCULAR DISEASE
Application Number	Application Date	State	Patent No	Grant date	Status	Owner

EXECUTION COPY

20179285.0	10-06-2020	Europe	Closed: priority filing	Christian-Albrechts-Universität zu Kiel (CAU)
PCT/EP2021/065407	9-06-2021	PCT	Pending	Ferring B.V.
110121040	9-06-2021	Taiwan	Pending	Christian-Albrechts-Universität zu Kiel (CAU)[1]

1 Documents have been filed to record transfer to Ferring B.V.

EXECUTION COPY

Schedule B2

Sublicensed Intellectual Property

Fusion proteins comprising two soluble gp130 molecules (Ferring Family P2555)
Application Number	Application Date	State	Patent No.	Grant Date	Status	Owner
00108691.7	2000-04-21	EP	1148065	2008-01-02	Closed	Conaris Research Institute AG
00108691.7	2000-04-21	IT	1148065	2008-01-02	Expired	Conaris Research Institute AG
00108691.7	2000-04-21	GB	1148065	2008-01-02	Expired	Conaris Research Institute AG
00108691.7	2000-04-21	FR	1148065	2008-01-02	Expired	Conaris Research Institute AG
00108691.7	2000-04-21	ES	1148065	2008-01-02	Expired	Conaris Research Institute AG
00108691.7	2000-04-21	DE	1148065	2008-01-02	Expired	Conaris Research Institute AG

Improved sgp 130Fc dimers (Ferring Family P2556)
Application Number	Application Date	State	Patent No.	Grant Date	Status	Owner
06013668.6	2006-06-30	AL	1873166	2010-09-08	Granted	Conaris Research Institute AG
06013668.6	2006-06-30	AT	1873166	2010-09-08	Granted	Conaris Research Institute AG
2007263939	2007-06-29	AU	2007263939	2012-03-08	Granted	Conaris Research Institute AG
06013668.6	2006-06-30	BA	1873166	2010-09-08	Granted	Conaris Research Institute AG

EXECUTION COPY

06013668.6	2006-06-30	BE	1873166	2010-09-08	Granted	Conaris Research Institute AG
06013668.6	2006-06-30	BG	1873166	2010-09-08	Granted	Conaris Research Institute AG
PI0713063-5	2007-06-29	BR	PI0713063-5	2019-10-08	Granted	Conaris Research Institute AG
2656440	2007-06-29	CA	2656440	2018-10-02	Granted	Conaris Research Institute AG
06013668.6	2006-06-30	CH/LI	1873166	2010-09-08	Granted	Conaris Research Institute AG
200780024879.1	2007-06-29	CN	ZL200780024879.1	2013-07-24	Granted	Conaris Research Institute AG
06013668.6	2006-06-30	CY	1873166	2010-09-08	Granted	Conaris Research Institute AG
06013668.6	2006-06-30	CZ	1873166	2010-09-08	Granted	Conaris Research Institute AG
06013668.6	2006-06-30	DE	1873166	2010-09-08	Granted	Conaris Research Institute AG
06013668.6	2006-06-30	DK	1873166	2010-09-08	Granted	Conaris Research Institute AG
20060013668	2007-06-29	EA	0156620	2011-10-31	Lapsed
06013668.6	2006-06-30	EE	1873166	2010-09-08	Granted	Conaris Research Institute AG
06013668.6	2006-06-30	EP	1873166	2010-09-08	Closed	Conaris Research Institute AG
06013668.6	2006-06-30	ES	1873166	2010-09-08	Granted	Conaris Research Institute AG

EXECUTION COPY

06013668.6	2006-06-30	FI	1873166	2010-09-08	Granted	Conaris Research Institute AG
06013668.6	2006-06-30	FR	1873166	2010-09-08	Granted	Conaris Research Institute AG
06013668.6	2006-06-30	GB	1873166	2010-09-08	Granted	Conaris Research Institute AG
06013668.6	2006-06-30	GR	1873166	2010-09-08	Granted	Conaris Research Institute AG
06013668.6	2006-06-30	HR	HR20100663	2010-09-08	Granted	Conaris Research Institute AG
06013668.6	2006-06-30	HU	1873166	2010-09-08	Granted	Conaris Research Institute AG
06013668.6	2006-06-30	IE	1873166	2010-09-08	Granted	Conaris Research Institute AG
10742/DELNP/2008	2007-06-29	IN	265303	2015-02-18	Granted	Conaris Research Institute AG
06013668.6	2006-06-30	IS	1873166	2010-09-08	Granted	Conaris Research Institute AG
06013668.6	2006-06-30	IT	1873166	2010-09-08	Granted	Conaris Research Institute AG
2009-517012	2007-06-29	JP	5417171	2013-11-22	Granted	Conaris Research Institute AG
10-2009-7001634	2007-06-29	KR	10-1474817	2014-12-15	Granted	Conaris Research Institute AG
06013668.6	2006-06-30	LT	1873166	2010-09-08	Granted	Conaris Research Institute AG
06013668.6	2006-06-30	LU	1873166	2010-09-08	Granted	Conaris Research Institute AG
06013668.6	2006-06-30	LV	1873166	2010-09-08	Granted	Conaris Research Institute AG

EXECUTION COPY

06013668.6	2006-06-30	MC	1873166	2010-09-08	Granted	Conaris Research Institute AG
06013668.6	2006-06-30	MK	1873166	2010-09-08	Granted	Conaris Research Institute AG
06013668.6	2006-06-30	NL	1873166	2010-09-08	Granted	Conaris Research Institute AG
PCT/EP2007/005812	2007-06-29	PC			Closed	Conaris Research Institute AG
06013668.6	2006-06-30	PL	1873166	2010-09-08	Granted	Conaris Research Institute AG
06013668.6	2006-06-30	PT	1873166	2010-09-08	Granted	Conaris Research Institute AG
06013668.6	2006-06-30	RO	1873166	2010-09-08	Granted	Conaris Research Institute AG
06013668.6	2006-06-30	RS	1873166	2010-09-08	Granted	Conaris Research Institute AG
06013668.6	2006-06-30	SE	1873166	2010-09-08	Granted	Conaris Research Institute AG
06013668.6	2006-06-30	SI	1873166	2010-09-08	Granted	Conaris Research Institute AG
06013668.6	2006-06-30	SK	1873166	2010-09-08	Granted	Conaris Research Institute AG
06013668.6	2006-06-30	TR	1873166	2010-09-08	Granted	Conaris Research Institute AG
a200814839	2007-06-29	UA	95636	2011-08-25	Granted	Conaris Research Institute AG
12/307,003	2007-06-29	US	8,895,012	2014-11-25	Granted	Conaris Research Institute AG
14/109,466	2007-06-29	US	9,034,817	2015-05-19	Granted	Conaris Research Institute AG

EXECUTION COPY

14/689,635	2007-06-29	US	9,573,989	2017-02-21	Granted	Conaris Research Institute AG

OPTIMIZED NUCLEOTIDE SEQUENCES ENCODING SGP 130 (Ferring Family P2558)
Application Number	Application Date	State	Patent No.	Grant Date	Status	Owner
04020455.4	2004-08-27	AT	1630232	2008-07-02	Granted	Conaris Research Institute AG
04020455.4	2004-08-27	BE	1630232	2008-07-02	Granted	Conaris Research Institute AG
2575800	2005-08-26	CA	2575800	2018-06-05	Granted	Conaris Research Institute AG
04020455.4	2004-08-27	CH/LI	1630232	2008-07-02	Granted	Conaris Research Institute AG
04020455.4	2004-08-27	DE	1630232	2008-07-02	Granted	Conaris Research Institute AG
04020455.4	2004-08-27	DK	1630232	2008-07-02	Granted	Conaris Research Institute AG
04020455.4	2004-08-27	EP	1630232		Closed	Conaris Research Institute AG
04020455.4	2004-08-27	ES	1630232	2008-07-02	Granted	Conaris Research Institute AG
04020455.4	2004-08-27	FR	1630232	2008-07-02	Granted	Conaris Research Institute AG
04020455.4	2004-08-27	GB	1630232	2008-07-02	Granted	Conaris Research Institute AG
04020455.4	2004-08-27	IE	1630232	2008-07-02	Granted	Conaris Research Institute AG
04020455.4	2004-08-27	IT	1630232	2008-07-02	Granted	Conaris Research Institute AG
2007-528753	2005-08-26	JP	4615016	2010-10-29	Granted	Conaris Research Institute AG
04020455.4	2004-08-27	NL	1630232	2008-07-02	Granted	Conaris Research Institute AG
PCT/EP2005/009247	2005-08-26	PC			Closed	Conaris Research Institute AG
04020455.4	2004-08-27	SE	1630232	2008-07-02	Granted	Conaris Research Institute AG
11/660,461	2005-08-26	US	8,206,948	2012-06-26	Granted	Conaris Research Institute AG

EXECUTION COPY

PEGYLATED SOLUBLE GP130-DIMERS USEFUL AS A MEDICAMENT (Ferring Family P2557)
Application Number	Application Date	State	Patent No.	Grant Date	Status	Owner
04740207.8	2004-06-23	DE	1636263	2007-08-15	Granted	Conaris Research Institute AG
04740207.8	2004-06-23	EP	1636263		Closed	Conaris Research Institute AG
03014049.5	2003-06-23	EP			Abandoned	Conaris Research Institute AG
04740207.8	2004-06-23	ES	1636263	2007-08-15	Granted	Conaris Research Institute AG
04740207.8	2004-06-23	FR	1636263	2007-08-15	Granted	Conaris Research Institute AG
04740207.8	2004-06-23	GB	1636263	2007-08-15	Granted	Conaris Research Institute AG
04740207.8	2004-06-23	IT	1636263	2007-08-15	Granted	Conaris Research Institute AG
2006-516035	2004-06-23	JP	4745224	2011-05-20	Granted	Conaris Research Institute AG
PCT/EP2004/006787	2004-06-23	PC			Closed	Conaris Research Institute AG
10/561,874	2004-06-23	US	7,534,862	2009-05-19	Granted	Conaris Research Institute AG
12/026,476	2004-06-23	US	7,629,147	2009-12-08	Closed	Conaris Research Institute AG

SOLUBLE GP130 MOLECULE VARIANTS USEFUL AS A MEDICAMENT (Ferring Family P2559)
Application Number	Application Date	State	Patent No.	Grant Date	Status	Owner
06841152.9	2006-12-22	DE	1994053	2010-06-23	Granted	Conaris Research Institute AG
06841152.9	2006-12-22	EP	1994053	2010-06-23	Closed	Conaris Research Institute AG
05028420.7	2005-12-23	EP			Withdrawn
06841152.9	2006-12-22	ES	1994053	2010-06-23	Granted	Conaris Research Institute AG
06841152.9	2006-12-22	FR	1994053	2010-06-23	Granted	Conaris Research Institute AG
06841152.9	2006-12-22	GB	1994053	2010-06-23	Granted	Conaris Research Institute AG
06841152.9	2006-12-22	IT	1994053	2010-06-23	Granted	Conaris Research Institute AG

EXECUTION COPY

2008-546287	2006-12-22	JP	5390191	2013-10-18	Granted	Conaris Research Institute AG
PCT/EP2006/012515	2006-12-22	PC			Closed	Conaris Research Institute AG
12/158,285	2006-12-22	US	7,851,182	2010-12-14	Granted	Conaris Research Institute AG

SOLUBLE GP130 MUTEINS WITH IMPROVED BINDING ACTIVITY (Ferring Family P2560)
Application Number	Application Date	State	Patent No.	Grant Date	Status	Owner
08840471.0	2008-10-15	AT	2212347	2011-07-13	Granted	Conaris Research Institute AG
08840471.0	2008-10-15	BE	2212347	2011-07-13	Granted	Conaris Research Institute AG
2,702,982	2008-10-15	CA	2702982	2017-03-21	Granted	Conaris Research Institute AG
08840471.0	2008-10-15	CH/LI	2212347	2011-07-13	Granted	Conaris Research Institute AG
08840471.0	2008-10-15	CZ	2212347	2011-07-13	Granted	Conaris Research Institute AG
08840471.0	2008-10-15	DE	2212347	2011-07-13	Granted	Conaris Research Institute AG
08840471.0	2008-10-15	DK	2212347	2011-07-13	Granted	Conaris Research Institute AG
07020512.5	2007-10-19	EP			Withdrawn	Conaris Research Institute AG
08840471.0	2008-10-15	EP	2212347		Closed	Conaris Research Institute AG
08009648.0	2008-05-27	EP			Withdrawn	Conaris Research Institute AG
08840471.0	2008-10-15	ES	2212347	2011-07-13	Granted	Conaris Research Institute AG
08840471.0	2008-10-15	FI	2212347	2011-07-13	Granted	Conaris Research Institute AG
08840471.0	2008-10-15	FR	2212347	2011-07-13	Granted	Conaris Research Institute AG
08840471.0	2008-10-15	GB	2212347	2011-07-13	Granted	Conaris Research Institute AG
08840471.0	2008-10-15	GR	2212347	2011-07-13	Granted	Conaris Research Institute AG
08840471.0	2008-10-15	HU	2212347	2011-07-13	Granted	Conaris Research Institute AG
08840471.0	2008-10-15	IE	2212347	2011-07-13	Granted	Conaris Research Institute AG
08840471.0	2008-10-15	IT	2212347	2011-07-13	Granted	Conaris Research Institute AG

EXECUTION COPY

2010-529287	2008-10-15	JP	5581214	2014-07-18	Granted	Conaris Research Institute AG
08840471.0	2008-10-15	NL	2212347	2011-07-13	Granted	Conaris Research Institute AG
08840471.0	2008-10-15	NO	2212347	2011-07-13	Granted	Conaris Research Institute AG
PCT/EP2008/008736	2008-10-15	PC			Completed Nat. Appl	Conaris Research Institute AG
08840471.0	2008-10-15	PL	2212347	2011-07-13	Granted	Conaris Research Institute AG
08840471.0	2008-10-15	PT	2212347	2011-07-13	Granted	Conaris Research Institute AG
08840471.0	2008-10-15	SE	2212347	2011-07-13	Granted	Conaris Research Institute AG
08840471.0	2008-10-15	SK	2212347	2011-07-13	Granted	Conaris Research Institute AG
08840471.0	2008-10-15	TR	2212347	2011-07-13	Granted	Conaris Research Institute AG
12/738,807	2008-10-15	US	8,501,696	2013-08-06	Granted	Conaris Research Institute AG

EXECUTION COPY

Schedule C

Materials as of the Initial Effective Date + additional shelf line testing

160908 FE 301 Inventory and Shelf-life

	Drug Substance	Drug Product
Storage	-70 degrees	-20 degrees
Container	polypropylene bottle	vial
Volume	2.8 L	5 mL
Concentration	21.3 g/L	15 mg/mL
Quantity per container	59.6g	75mg
Confirmed Shelf Life	4 years	18 months (ongoing stability)
Shelf life with current testing plan	6 years (until April 2018)	3 years (until Dec 2017)
Comment on Shelf Life	Highly stable. Good probability that shelf life can be extended to at least 6 years.

Highly stable. Good probability that shelf life can be extended to 4 years. Issue: Contractor will close facility after end 2017 so transfer of assays required (could be Lonza since assays very similar)

Testing site	Lonza UK	Octoplus NL
Activity (CBA) testing site	Ferring BTG Israel	Ferring BTG Israel

EXECUTION COPY

Cost for 2016	€31,000 (Ferring)	€16,000 ( Ferring)
Cost for 2017	€30,600 (Ferring)	€14,600 (Ferring)
Cost for 2018	€30,600 (I-MAB if requested)	€14,600 (I-MAB)
Available inventory	20 bottles (1.8kg)	5000 vials (375g)
Ferring direct costs	€ 100,000 per bottle	€200 per vial

Cell Line storage is €35,000 per year, (Ferring responsibility and discretion if and when to discontinue).

Reference standard – ongoing real-time stability costs (Ferring until 2017. If subsequent testing is required, I-MAB to take over.

Arising assay transfer costs in case of change in testing site for Drug Product beyond 2017 – Ferring will assist but all costs and responsibility will be taken over by I-MAB.